Form 10-K, Exhibit 13
period 1994-07-31
BRE PROPERTIES INC
filed 1994-10-13
CIK 9677

                                             BRE PROPERTIES, INC.  Annual Report


                                                                            1994






[Logo]

FINANCIAL HIGHLIGHTS

                                                                Years ended July 31
                                                       -------------------------------------
(Dollar amounts in thousands, except per share data)         1994          1993         1992
- - --------------------------------------------------------------------------------------------

Revenues.............................................  $   53,579    $   44,695   $   39,639
Funds from operations................................  $   28,431    $   22,116   $   19,224
Net income...........................................  $   22,305    $   26,482   $   20,292
Real estate portfolio at cost........................  $  326,628    $  284,134   $  221,965
  Per share:
     Income before gain on sales of investments......      $ 1.99       $  1.89       $ 1.84
     Net gain on sales of investments................         .05          1.13          .72
                                                           ------       -------       ------
     Net income......................................      $ 2.04       $  3.02     $   2.56
                                                           ------       -------       ------
                                                           ------       -------       ------
     Dividends.......................................      $ 2.40       $  2.40     $   2.40

Weighted average shares outstanding..................      10,933         8,774        7,920




CONTENTS

Message to the Shareholders         2
Investment Portfolio       14
Estimated Current Fair Value         17
Financial Statements       18
Selected Financial Data   27
Management's Discussion   28
General Information        31
Officers     32
Directors     33



Cover: Scottsdale Cove, Scottsdale, Arizona

WASHINGTON

SEATTLE AREA
694 APARTMENT UNITS
1 OTHER PROPERTY

OREGON

PORTLAND
354 APARTMENT UNITS

CALIFORNIA

SACRAMENTO
400 APARTMENT UNITS

SAN FRANCISCO BAY AREA
3,897 APARTMENT UNITS
1 SHOPPING CENTER
8 OTHER PROPERTIES

LOS ANGELES
1 SHOPPING CENTER
1 OTHER PROPERTY

SAN DIEGO AND ORANGE COUNTY
1,592 APARTMENT UNITS
3 OTHER PROPERTIES

ARIZONA

SCOTTSDALE AND PHOENIX
316 APARTMENT UNITS
2 SHOPPING CENTERS


BRE PROPERTIES, INC. is a self-administered equity real estate investment trust which owns and operates garden apartments, shopping centers and other income-producing properties in California, Washington, Oregon and Arizona. At fiscal year-end, the equity portfolio included 34 properties totaling 8.0 million square feet. The principal objective of the company is to produce capital appreciation and dividends for its shareholders. BRE selectively acquires, aggressively manages and frequently improves properties to accomplish this goal.

Operating under federal tax laws and regulations governing real estate investment trusts, the company is able to distribute income to shareholders without a federal tax liability to the company.

BRE has paid quarterly dividends to its shareholders continuously since the company commenced operations in 1970. Its shares are traded on the New York Stock Exchange under the symbol BRE.

MESSAGE TO THE SHAREHOLDERS



Fiscal 1994 was a year of accomplishment, a year which saw the beginning of a positive turn in the California economy, and a year of building for stronger growth in the future. Funds from operations, the key measure of operating performance, rose 29% to a record $28.4 million in fiscal 1994 from $22.1 million a year ago. On a per share basis, funds from operations grew 3% to $2.60 from $2.52 last year.

     Five apartment communities were acquired during the year for an investment of $46 million. The expansion of our Scottsdale, Arizona apartment community, begun in midyear, is nearing completion. Also we reached agreement for the purchase of seven apartment properties in Tucson, Arizona for $51.8 million. With this acquisition, the number of wholly owned apartment units will rise to 5,235 and when combined with land leased apartment units will total 8,554.


     The expansion of our apartment portfolio has increased total revenue, which climbed 20% to $53.6 million in fiscal 1994. Rental income, which comprises 96% of total revenue, rose 21%. This increase reflects a $13.2 million contribution from newly acquired apartment communities, with rent collections from core apartments (those owned for two years or longer) growing by only 2.2%.

     Occupancy levels of the apartment portfolio remain high. At fiscal year-end, the occupancy of all apartment communities averaged 95%. However, occupancy at commercial properties declined from 89% last year to 72% at fiscal year-end. With improving market conditions and an aggressive leasing strategy, we look for better occupancy in our commercial properties during the coming year.


     In keeping with our investment strategy, two properties, James Center Office Building and Eastside Industrial, were sold in the fourth quarter. The sale of another,


FROM LEFT, EUGENE P. CARVER, CHAIRMAN AND
ARTHUR G. VON THADEN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

SCOTTSDALE COVE, A HIGH AMENITY, 200-UNIT GARDEN
APARTMENT COMMUNITY IN SCOTTSDALE, ARIZONA.
BRE'S ACTIVE ROLE CONTRIBUTES TO THE PROPERTY'S TENANT
APPEAL, HIGH OCCUPANCY AND ECONOMIC SUCCESS.

Marymoor Warehouse, is expected to close during the current quarter.

BRE EXPANDS IN SAN DIEGO MARKET

In fiscal 1994, BRE invested $46 million in the acquisition of garden apartments totaling 848 units in the San Diego area. In the first quarter, we acquired three apartment communities with a total of 472 units in Mira Mesa, a master-planned residential community north of San Diego. Later in the year, we acquired Winchester, a 144-unit property adjacent to the Mira Mesa properties, and Terra Nova Villas, a 232-unit apartment community in Chula Vista, south of San Diego. BRE now owns apartment communities in the San Diego area totaling 1,320 units.

     San Diego is among the six largest U.S. cities in terms of land area and, with approximately 2.6 million residents, ranks 15th in population. It is one of California's three major port complexes and gateways to the Pacific Rim. The region's proximity to Mexico also provides potential economic benefits associated with the North America Free Trade Agreement (NAFTA). Its acclaimed university research programs serve as a beacon for science and technology industries, and the area boasts the nation's fourth largest concentration of biotechnology companies.


ACTIVE OWNERSHIP AND MANAGEMENT

BRE's approach to the ownership of real estate is to take an active role in the operations of its properties. For each newly acquired property, we formulate a strategy designed to maximize the long-term economic performance of the asset. This may include property rehabilitation, replacement of management, revision and enforcement of tenant regulations, and implementation of new procedures and controls.

     On an ongoing basis, working closely with the property manager, we develop and supervise capital improvement activities, budgets, marketing strategies, and accounting and insurance matters. We also review our property management practices on a regular basis. While the question of internalizing the property management function is considered periodically, we have



THE DEVELOPMENT OF
116 APARTMENT UNITS ON
LAND ADJACENT TO SCOTTSDALE
COVE REPRESENTS AN ALTERNATIVE
MEANS FOR BRE TO EXPAND ITS
APARTMENT PORTFOLIO.  AMID
STRONG LEASING DEMAND,
NEW TENANTS NOW OCCUPY
THE FIRST COMPLETED UNITS.

found that the retention of selected property management firms, versus internally staffing the function, best serves our needs at this time. This practice allows us to take advantage of the competitive environment for property management services to gain cost and quality advantages not generally available to us due to BRE's limited property holdings in a given geographic area. In the final analysis, of course, it is the overall performance of our professional property managers which counts the most. In this regard we have been well served by a small number of dedicated, effective and thoroughly professional management firms.

     The success of BRE's approach is evidenced by the operating performance of properties acquired over the last two years and owned for at least one year. In this category are Scottsdale Cove in Scottsdale, Arizona; Montanosa in San Diego, California; Brookdale Glen in Portland, Oregon; and Verandas in Union City, California. From an average debt-free and stabilized yield of 8.6% at purchase the yield grew to 9.4% for the 12 months ended July 31, 1994.

     Scottsdale Cove was a newly constructed, 200-unit apartment community with 65% occupancy when BRE acquired it. Our major challenge was to increase occupancy and to minimize seasonal vacancies caused by winter visitor tenants. BRE successfully positioned the property as a year-round residence. Its average occupancy for the past two fiscal years was 90% in 1993 and 96% in 1994.

     Building on the success of Scottsdale Cove, we purchased an adjacent seven-acre parcel of land in early fiscal 1994 and began development of an additional 116 units. Their completion is expected in October 1994 with rent levels exceeding our pro forma projection by 10%.

     Montanosa, our largest single wholly owned apartment community, is a condominium quality complex situated on 26 acres. At the time of its purchase, the property was not performing to its quality, location and potential. We introduced a professional staff, increased training and enhanced the general appeal of the property. Montanosa's occupancy at the close of the fiscal year was 95%, its average occupancy over the year was 94%, and its net operating income was up 7% from its annualized fiscal 1993 result.




THE HUB SHOPPING CENTER IN
NORTHERN CALIFORNIA ADDED SEVERAL
LARGER-SPACE TENANTS SUCH AS
TRADER JOE'S, MICHAEL'S ARTS & CRAFTS
AND OLD NAVY DURING THE YEAR.

     Brookdale Glen was underperforming at the time of purchase as a result of deferred maintenance and high management turnover. BRE replaced the management and leasing staff, initiated new marketing programs, and invested $700,000 to improve the property's condition. As a result, net operating income rose 10% in fiscal 1994 from the acquisition budget.

     Verandas was purchased out of bankruptcy at a price 25% below its estimated cost of replacement. BRE revamped the property's operations, replaced management, and erected an electronic entry and security system. Occupancy, which was 86% at the time of purchase, was raised to 98% by the end of fiscal 1994, and annualized net operating income has been increased by 6%.

SHOPPING CENTERS

BRE's retail portfolio includes four shopping centers which constituted 15% of the portfolio's estimated value at fiscal year-end.


     In Northern California, The Fremont Hub is our largest single investment. The Hub began fiscal 1994 at 93% occupancy but the failure of several small tenants dropped occupancy to 88% by mid-year. However, by early spring the tenant demand for space contributed 45,000 square feet of new tenant leases which are expected to increase occupancy to 95% early in the year. The new tenants include Old Navy, a part of The Gap's retail operation; Trader Joe's, a specialty food chain with 60 stores in Arizona and California; Country Harvest Buffet, backed by Heller International, with 20 restaurants in the western United States; and Michael's Arts & Crafts, with over 200 stores throughout the United States.

     In Southern California, BRE's 125,000 square foot El Camino Shopping Center in Woodland Hills was shaken by the Los Angeles earthquake of January 1994. Several stores were damaged, but most reopened for business within three days. Returning El Camino to full operation involves stabilizing portions of the soil beneath the center and repairing structurally damaged buildings. We are completing an evaluation of the damage and negotiating with the carrier of BRE's earth-

TERRA NOVA VILLAS, A 232-UNIT APARTMENT COMMUNITY
SOUTH OF SAN DIEGO IN CHULA VISTA. DURING FISCAL 1994,
BRE ADDED 848 APARTMENT UNITS TO ITS SAN DIEGO HOLDINGS,
INCREASING THE TOTAL TO 1,320 UNITS DISTRIBUTED AMONG
SIX APARTMENT COMMUNITIES.

quake insurance. Work to restore the center will begin in the first quarter of fiscal 1995.


OTHER INCOME-PRODUCING PROPERTIES

At the beginning of fiscal 1994, seven of BRE's 10 light industrial properties were fully occupied. The three vacant properties represented 179,000 square feet of the total 588,000 square foot light industrial portfolio. During the year, we signed a five-year lease for 66% of the 86,000 square foot 525 Almanor building and a six-year lease for the 64,000 square foot Fremont 3 building. We also signed new leases or lease extensions with tenants at six other light industrial buildings and sold one fully occupied property (Eastside Industrial). However, one building, the 50,000 square foot Irvine Spectrum (formerly Life Fitness) was vacated by its tenant prior to lease expiration. Thus as fiscal 1995 begins, we have nine light industrial properties, two of which are vacant (79,000 square feet) and one partially vacant (29,000 square feet).

     Early in fiscal 1994, the tenant of our large warehouse/distribution facility in Pomona, California discontinued business and vacated the property. A financial settlement with the tenant was reached during the year, and a top-to-bottom rehabilitation of the property has since been completed.

APARTMENT ACQUISITIONS IN TUCSON

Over the last quarter we conducted an intensive evaluation and analysis of a large portfolio of apartment properties located in Tucson, Arizona. The original portfolio included 3,795 units in 18 separate apartment communities. We selected seven properties totaling 1,301 apartment units for purchase. Their total cost will be $51.8 million. Of the seven, six are secured by long-term fixed-rate mortgages; one is debt free. Accordingly, BRE's net cash investment when the properties are acquired during the first quarter of fiscal 1995 will be approximately $23.5 million. The initial debt-free yield expected from this portfolio acquisition is projected to be 9%, and with the mortgage debt included, BRE's projected equity yield should exceed 10%.



DURING FISCAL 1994,
BRE EXPANDED ITS PRESENCE
IN THE SAN DIEGO MARKET.
THE ACQUISITION IN MIRA MESA
OF FOUR ADJACENT GARDEN
APARTMENT COMMUNITIES
PROVIDES BRE WITH ECONOMIES
OF SCALE IN PROPERTY MANAGE-
MENT AND OPERATIONS.

      While BRE has invested in Arizona for more than two decades, we have no properties in Tucson. Prior to underwriting this portfolio, we undertook a comprehensive analysis of both the Arizona and Tucson markets. Their dynamics suggest that a period of sustained growth lies ahead.

     Between 1980 and 1989, Arizona's population grew 43.4%, more than four times the 9.6% rate of growth for the nation as a whole. With a 2.2% average annual gain in population over the past five years, Arizona's population topped four million residents at the end of 1993. The state's job growth over the next two years is expected to average 4%.

     The outlook for Tucson is very positive. New firms specializing in health care, optics, environmental technology, software development and aerospace are among the wide variety of businesses that add depth to Tucson's economy.

     Helping the region's economy is the presence of the University of Arizona. Ranking among the top ten U.S. public institutions in research funding, it is an acknowledged leader


FROM LEFT: TOP ROW: JEFF J. JELNIKER, EMILY A. SHAVER, JANE E. MAUSHARDT AND SANDRA K. LIMAS
SECOND ROW: THOMAS R. FALL, LAUREN L. BARR, JANE LEW, ELLEN G. BRESLAUER AND JAMES BAILEY
THIRD ROW: PATRICIA SMITH, MICHELE R. LYDEN, RONALD P. WARGO AND BRUCE E.
RUEPPEL
FRONT ROW: HOWARD E. MASON, JR., ELEANOR M. DEMARTINI, CAROL A. CARROLL, NANCY
T. TAM AND BYRON M. FOX
in studies of astronomy, optical sciences, scientific instrumentation and electronics. Its medical center is one of only nine heart transplant centers in the nation.

FINANCING

With the conversion last year of the 9 1/2% debentures due 2008 and the public sale of new equity, BRE's balance sheet remains among the strongest in the real estate investment trust industry. Our only debt is in non-recourse, fixed-rate mortgages.

     To improve our ability to take advantage of attractive investment opportunities we arranged two-year unsecured credits from our line banks for $30 million. These credit lines are available for acquisitions as well as other capital needs. They provide the flexibility to make acquisitions with short-term borrowed funds which later would be replaced with long-term funds at a time of our choosing.

LOOKING AHEAD

Moving into the new year, we will concentrate on integrating the recent acquisitions into our operations and improving their performance. In the San Diego market, the large number of units owned by BRE provides economies of scale in management and leverage in the purchase of goods and services. The same should hold true in Tucson.

     The search for new investment opportunities continues. Overall, the economies of the Western states, including California, are evidencing improvement following a long recession. The UCLA Business Forecasting Project notes that California is no longer in recession, and by 1995, the recovery will be visible in employment, personal income and retail spending.

     Finally, we want to note that the accomplishments of the past year are the result of the hard work and dedication of BRE's directors, officers and staff. An improving economic climate, strong occupancy and minimal new apartment construction: these are the ingredients which we believe will contribute to new records ahead.

Sincerely,



/s/ Eugene P. Carver

Eugene P. Carver
Chairman


/s/ Arthur G. von Thaden

Arthur G. von Thaden
President & Chief Executive Officer

August 29, 1994

REAL ESTATE  PORTFOLIO

BRE Properties, Inc.


WHOLLY OWNED REAL ESTATE

                                                                     Apartment                  Year                    Mortgages
July 31, 1994 (Dollar amounts in thousands)                            Units     Occupancy    Purchased       Cost       Payable
- - ---------------------------------------------------------------------------------------------------------------------------------

APARTMENTS

Montanosa, San Diego, California . . . . . . . . . . . . . . .          472          95%        1992       $ 30,198     $ 17,268

Mira Mesa, San Diego, California (Cimmaron, Hacienda, Westpark)         472          95         1993         24,492       13,517

Selby Ranch, Sacramento, California. . . . . . . . . . . . . .          400          94         1986         21,230       12,954

Parkwood, Mill Creek, Washington . . . . . . . . . . . . . . .          240          90         1989         19,791

Shadowbrook, Redmond, Washington . . . . . . . . . . . . . . .          352          97         1987         16,392

Verandas, Union City, California . . . . . . . . . . . . . . .          282          98         1993         16,227

Terra Nova Villas, Chula Vista, California . . . . . . . . . .          232          97         1994         14,652        9,182

Brookdale Glen, Portland, Oregon . . . . . . . . . . . . . . .          354          94         1993         13,985

Scottsdale Cove, Scottsdale, Arizona . . . . . . . . . . . . .          200          95         1992         11,586
     Expansion under development . . . . . . . . . . . . . . .          116                     1993          4,451

Sharon Green, Menlo Park, California . . . . . . . . . . . . .          296          94         1971          7,221       19,649

Winchester, San Diego, California. . . . . . . . . . . . . . .          144          96         1994          7,431

Citywalk, Seattle, Washington. . . . . . . . . . . . . . . . .          102          97         1988          5,399

Village Green, La Habra, California. . . . . . . . . . . . . .          272          95         1972          3,180
                                                                      -----                                --------     --------
     Apartment Total . . . . . . . . . . . . . . . . . . . . .        3,934                                $196,235     $ 72,570
                                                                      -----                                --------     --------
                                                                      -----                                --------     --------



GROSS RENT FROM EQUITY INVESTMENTS
(Dollars in millions)


                                   1990      1991      1992      1993      1994
Apartments                         19.6      20.8      22.1      27.2      36.5

Shopping Centers                    8.5       8.8       8.8       8.7       8.6

Other                               9.0       8.8       7.5       7.4       6.8

WHOLLY OWNED APARTMENT UNITS       1662      1662      1862      2970      3934


                                                                      Square                    Year                    Mortgages
July 31, 1994 (Dollar amounts in thousands)                            Feet      Occupancy    Purchased       Cost       Payable
- - ----------------------------------------------------------------------------------------------------------------------------------

SHOPPING CENTERS

The Hub, Fremont, California . . . . . . . . . . . . . . . . .       490,000         89%        1973       $ 39,825

El Camino, Woodland Hills, California. . . . . . . . . . . . .       125,000         89         1971         14,299      $ 1,374
                                                                     -------                               --------     --------

     Shopping Center Total . . . . . . . . . . . . . . . . . .       615,000                                 54,124        1,374
                                                                     -------                               --------     --------
                                                                     -------                               --------     --------

OTHER

Pomona Warehouse, Pomona, California . . . . . . . . . . . . .       358,000          0         1986         13,198

Sorrento Technology, San Diego, California . . . . . . . . . .        93,000        100         1989         10,036

LSI Logic, Fremont, California . . . . . . . . . . . . . . . .        74,000        100         1982          5,886

Fremont 3, Fremont, California . . . . . . . . . . . . . . . .        64,000        100         1982          5,839

Westridge, San Diego, California . . . . . . . . . . . . . . .        52,000        100         1985          5,478

Irvine Spectrum, Irvine, California. . . . . . . . . . . . . .        50,000          0         1987          5,443

Oak Creek II, Milpitas, California . . . . . . . . . . . . . .        40,000        100         1984          4,912

525 Almanor, Sunnyvale, California . . . . . . . . . . . . . .        86,000         66         1971          4,245

Peppertree Warehouse, Hayward, California. . . . . . . . . . .        54,000        100         1981          3,875

Oak Creek I, Milpitas, California. . . . . . . . . . . . . . .        30,000        100         1984          3,232

Marymoor Warehouse, Redmond, Washington. . . . . . . . . . . .        60,000        100         1984          2,358

Santa Clara County Office, Mountain View, California . . . . .        27,000        100         1972          1,284

515 Ellis, Mountain View, California . . . . . . . . . . . . .        29,000          0         1973          1,049
                                                                   ---------                               --------

     Other Total . . . . . . . . . . . . . . . . . . . . . . .     1,017,000                                 66,835
                                                                   ---------                               --------
                                                                   ---------                               --------      -------

TOTAL WHOLLY OWNED REAL ESTATE . . . . . . . . . . . . . . . .                                             $317,194      $73,944
                                                                                                           --------      -------
                                                                                                           --------      -------



GEOGRAPHIC DISTRIBUTION

California . . . . . . . . . . . . . . .        77%
Washington . . . . . . . . . . . . . . .        14
Arizona. . . . . . . . . . . . . . . . .         5
Oregon . . . . . . . . . . . . . . . . .         4
                                               ---
                                               100%
                                               ---
                                               ---




[Graphic]

MORTGAGE LOANS PAYABLE                       $73.9

SHAREHOLDERS' EQUITY,                       $337.0
AT MARKET
(based on $30.88 per share stock price)


CAPITALIZATION

At July 31, 1994 (In millions)

LAND OWNED AND LEASED TO OTHERS


                                                                     Apartment                  Year
July  31,  1994  (Dollar  amounts  in   thousands)                     Units     Occupancy    Purchased       Cost
- - -------------------------------------------------------------------------------------------------------------------

APARTMENTS

Westlake Village, Daly City, California. . . . . . . . . . . .         2,983         95%        1972        $ 7,425

Villa Serra, Cupertino, California . . . . . . . . . . . . . .           336         98         1973            900
                                                                       -----                                -------

TOTAL LAND OWNED AND LEASED TO OTHERS. . . . . . . . . . . . .         3,319                                $ 8,325
                                                                       -----                                -------
                                                                       -----                                -------



LIMITED PARTNERSHIP INVESTMENTS IN SHOPPING CENTERS

                                                                                   BRE                        Operations for the
                                                                               Properties'                    year ended 12/31/93
                                                                      Year       Limited    Investment     -------------------------
                                                          Size of  of Initial  Partnership  at July 31,      Gross     Distributions
July 31, 1994 (Dollar amounts in thousands)              Property  Investment   Interest       1994        Revenues     to Partners
- - ------------------------------------------------------------------------------------------------------------------------------------

Westbar, Phoenix, Arizona.

Land under:

 39 ground leases covering 89 acres,
 including 2 hotels (546 rooms),
 a 121,000 square foot office park
 and 745,000 square feet of
 retail and other buildings.                             89 acres      1973      33.3%         $ 685        $ 4,071*      $ 5,348*

Metro Village, Phoenix, Arizona               136,000 square feet      1975      37.5            424          1,060           142
                                                                                             -------
TOTAL PARTNERSHIP INVESTMENTS                                                                $ 1,109
                                                                                             -------
                                                                                             -------

*Westbar - In addition to operating distributions, $3,606 was distributed to partners from sales of 6.7 acres of land.



SUMMARY


                                                                  Yield
                                                             --------------
July 31, 1994 (Dollar amounts in thousands)      Cost        1994      1993
- - ---------------------------------------------------------------------------

Wholly owned real estate . . . . . . . .      $ 317,194

Land owned and leased to others. . . . .          8,325

Partnerships . . . . . . . . . . . . . .          1,109
                                              ---------

REAL ESTATE PORTFOLIO. . . . . . . . . .      $ 326,628     12.0%     12.8%
                                              ---------     -----     -----
                                              ---------     -----     -----



REVENUE BY PROPERTY TYPE


For the fiscal year ended July 31                  1994      1993      1992
- - ---------------------------------------------------------------------------

Apartments . . . . . . . . . . . . . . . . .        70%       63%       58%


Shopping Centers . . . . . . . . . . . . . .        17        20        23

Other. . . . . . . . . . . . . . . . . . . .        13        17        19
                                                   ----      ----      ----

     TOTAL . . . . . . . . . . . . . . . . .       100%      100%      100%
                                                   ----      ----      ----
                                                   ----      ----      ----

ESTIMATED CURRENT FAIR VALUE

BRE Properties, Inc.


At July 31, 1994, the real estate portfolio had an estimated current fair value of $442,150,000, including an estimated unrealized appreciation of $152,270,000. If the resulting unrealized appreciation were added to shareholders' equity, excluding intangibles, at July 31, 1994, the total would be approximately $396,215,000, or $36.25 per share fully diluted.

THE FULLY DILUTED PER SHARE ESTIMATES FOR THE LAST TEN YEARS ARE AS FOLLOWS:

1985........... $33.75          1990........... $37.75

1986........... $34.50          1991........... $36.25

1987........... $34.75          1992........... $35.50

1988........... $35.50          1993........... $35.00

1989........... $36.75          1994........... $36.25

The annual estimate of the current fair value of real estate investments in the portfolio is presented in order to provide supplemental information to shareholders and the investment community. Several important factors should be considered when reviewing the estimates, including the following:

1. The analysis reflects the estimated aggregate current fair value of the company's investments when held by it as part of a continuing business enterprise, with no consideration given to bulk disposition of all of the company's assets.

2. The analysis does not give effect to taxes which might be payable by either the company or its shareholders on gains which could be realized in the event of actual sales of particular assets. In general, the analysis does not include an allowance for selling or other disposition costs.

3. Although certain apartment projects may have the potential for condominium conversion, the company's analysis does not reflect wholesale values to condominium converters.

4. In appraising most income-producing properties, the company employed either actual or projected stabilized net operating income based upon current and estimated future annualized operating results. The estimated value of the property was then derived by dividing net operating income by capitalization rates ranging from 8.25% to 10% for apartments and 9.5% to 10.5% for other property types, or by discounting projected future cash flows by a 13% discount rate. The capitalization rates were based on the location, age, quality of tenants, length of existing leases and other factors relating to the specific property.

5. The per share information has been rounded to the nearest $.25.

                                       1994    1993    1992   1991    1990
- - --------------------------------------------------------------------------
Apartments as a percentage of           72%     66%     59%    54%     52%
estimated current fair value


FUNDED INVESTMENTS BY PROPERTY TYPE

July 31, 1994

BASED ON COST

[GRAPHIC]

APARTMENT 62%

SHOPPING CENTER 17%

OTHER 21%

BASED ON ESTIMATED CURRENT FAIR VALUE

[GRAPHIC]

APARTMENT 72%

SHOPPING CENTER 15%

OTHER 13%

BALANCE SHEETS

BRE Properties, Inc.

                                                                                                              July 31
                                                                                                     -------------------------
(Dollar amounts in thousands)                                                                             1994           1993
- - ------------------------------------------------------------------------------------------------------------------------------

ASSETS

Equity investments in real estate. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $ 325,519      $ 282,012

  Less: Accumulated depreciation and amortization. . . . . . . . . . . . . . . . . . . . . . .         (41,264)       (37,563)
                                                                                                     ---------      ---------
                                                                                                       284,255        244,449

Investments in limited partnerships. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           1,109          2,122
                                                                                                     ---------      ---------
     Real estate portfolio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         285,364        246,571

Mortgage loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           4,516          4,836

Allowance for possible losses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          (1,000)        (1,000)
                                                                                                     ---------      ---------
                                                                                                       288,880        250,407


Cash and short-term investments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          28,938         45,109

Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           5,077          4,416
                                                                                                     ---------      ---------
     TOTAL ASSETS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $ 322,895      $ 299,932
                                                                                                     ---------      ---------
                                                                                                     ---------      ---------


LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable and other liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $   3,466      $   3,988

Mortgage loans payable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          73,944         46,692
                                                                                                     ---------      ---------
     Total liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          77,410         50,680
                                                                                                     ---------      ---------

Shareholders' equity:

Class A common stock, $.01 par value, 50,000,000 shares authorized.

  Shares issued and outstanding in 1994 - 10,916,483 and in 1993 - 10,912,399. . . . . . . . .             109            109

Additional paid-in capital . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         211,340        211,212

Undistributed net realized gain on sales of properties . . . . . . . . . . . . . . . . . . . .          34,036         37,931
                                                                                                     ---------      ---------
     Total shareholders' equity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         245,485        249,252
                                                                                                     ---------      ---------
     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY. . . . . . . . . . . . . . . . . . . . . . . .       $ 322,895      $ 299,932
                                                                                                     ---------      ---------
                                                                                                     ---------      ---------



See notes to financial statements.

STATEMENTS OF INCOME

BRE Properties, Inc.


                                                                              Years ended July 31
                                                                    --------------------------------------
(Dollar amounts in thousands, except per share data)                   1994           1993           1992
- - ----------------------------------------------------------------------------------------------------------

REVENUE

Rental income. . . . . . . . . . . . . . . . . . . . . . . .       $ 51,374       $ 42,504       $ 37,736
Interest income on short-term investments. . . . . . . . . .            845            808            565
Income from limited partnerships . . . . . . . . . . . . . .            495            603            503
Interest income on mortgage loans. . . . . . . . . . . . . .            516            548            562
Other income . . . . . . . . . . . . . . . . . . . . . . . .            349            232            273
                                                                   --------       --------       --------
     Total revenue . . . . . . . . . . . . . . . . . . . . .         53,579         44,695         39,639
                                                                   --------       --------       --------

EXPENSES
Operating expenses of equities . . . . . . . . . . . . . . .         16,970         12,886         11,026
Interest expense . . . . . . . . . . . . . . . . . . . . . .          4,547          6,551          6,130
Provision for depreciation and amortization. . . . . . . . .          6,674          5,453          4,629
General and administrative . . . . . . . . . . . . . . . . .          3,631          3,192          3,259
                                                                   --------       --------       --------
     Total expenses. . . . . . . . . . . . . . . . . . . . .         31,822         28,082         25,044
                                                                   --------       --------       --------

Income before gain on sales of investments . . . . . . . . .         21,757         16,613         14,595
Gain on sales of investments . . . . . . . . . . . . . . . .            626         10,966          6,330
     Less: Related advisory fee. . . . . . . . . . . . . . .            (78)        (1,097)          (633)
                                                                   --------       --------       --------
Net gain on sales of investments . . . . . . . . . . . . . .            548          9,869          5,697
                                                                   --------       --------       --------
NET INCOME . . . . . . . . . . . . . . . . . . . . . . . . .       $ 22,305       $ 26,482       $ 20,292
                                                                   --------       --------       --------
                                                                   --------       --------       --------

Net income per share:
  Primary:
    Income before gain on sales of investments . . . . . . .         $ 1.99         $ 1.89         $ 1.84
    Net gain on sales of investments . . . . . . . . . . . .            .05           1.13            .72
                                                                      -----         ------         ------
    Net income . . . . . . . . . . . . . . . . . . . . . . .         $ 2.04         $ 3.02         $ 2.56
                                                                      -----         ------         ------
                                                                      -----         ------         ------
  Fully diluted net income . . . . . . . . . . . . . . . . .         $ 2.04         $ 2.74         $ 2.56
                                                                      -----         ------         ------
                                                                      -----         ------         ------








See notes to financial statements.

STATEMENTS OF CASH FLOWS

BRE Properties, Inc.


                                                                                            Years ended July 31
                                                                                  ---------------------------------------
(Dollar amounts in thousands)                                                         1994           1993           1992
- - -------------------------------------------------------------------------------------------------------------------------

Cash flow from operating activities:

Net income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $ 22,305       $ 26,482       $ 20,292

Non-cash revenues and expenses included in income:

  Net gain on tax-deferred exchanges . . . . . . . . . . . . . . . . . . .                         (9,339)        (5,411)

  Net gain on other sales. . . . . . . . . . . . . . . . . . . . . . . . .            (548)          (530)          (286)

  Provision for depreciation and amortization. . . . . . . . . . . . . . .           6,674          5,453          4,629

Increase (decrease) in accounts payable and other liabilities. . . . . . .            (522)           375             94

Other (increase) decrease. . . . . . . . . . . . . . . . . . . . . . . . .             311         (1,364)           111
                                                                                  --------       --------       --------

CASH FLOWS GENERATED BY OPERATING ACTIVITIES . . . . . . . . . . . . . . .          28,220         21,077         19,429
                                                                                  --------       --------       --------


Cash flow from investing activities:

Equity investments:

  Property purchased . . . . . . . . . . . . . . . . . . . . . . . . . . .         (37,106)       (30,149)

    Subsequent improvements. . . . . . . . . . . . . . . . . . . . . . . .            (229)

    Apartment expansion. . . . . . . . . . . . . . . . . . . . . . . . . .          (4,451)

  Invested in property acquired through tax-deferred exchange:

    Mortgage loan proceeds . . . . . . . . . . . . . . . . . . . . . . . .                        (17,500)

    Cash . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                         (1,556)        (1,782)

  Tenant improvements and lease commissions:

    Shopping centers . . . . . . . . . . . . . . . . . . . . . . . . . . .          (1,224)        (1,329)        (1,152)

    Light industrial, warehouse and office . . . . . . . . . . . . . . . .          (1,642)          (396)          (478)

  Reconditioning of light industrial and warehouse buildings . . . . . . .            (838)           (34)          (924)

  Improvements to apartments . . . . . . . . . . . . . . . . . . . . . . .            (222)           (71)           (86)

  Proceeds from the sale of property . . . . . . . . . . . . . . . . . . .           9,189

Principal payments and satisfactions on mortgage loans receivable. . . . .             320            418            246
                                                                                  --------       --------       --------

NET CASH FLOWS USED IN INVESTING ACTIVITIES. . . . . . . . . . . . . . . .         (36,203)       (50,617)        (4,176)
                                                                                  --------       --------       --------


Cash flow from financing activities:

  Mortgage loans payable:

   New mortgage loans. . . . . . . . . . . . . . . . . . . . . . . . . . .          19,718         36,442

   Prepayments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          (1,017)        (5,147)

   Other principal payments. . . . . . . . . . . . . . . . . . . . . . . .            (689)          (694)          (848)

  Net proceeds from public stock offering. . . . . . . . . . . . . . . . .                         54,971

  Redemption of 91/2% debentures . . . . . . . . . . . . . . . . . . . . .                           (703)

  Dividends paid . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (26,200)       (20,066)       (19,004)
                                                                                  --------       --------       --------

NET CASH FLOWS GENERATED BY (USED IN) FINANCING ACTIVITIES . . . . . . . .          (8,188)        64,803        (19,852)
                                                                                  --------       --------       --------

Increase (decrease) in cash and short-term investments . . . . . . . . . .         (16,171)        35,263         (4,599)

Balance at beginning of year . . . . . . . . . . . . . . . . . . . . . . .          45,109          9,846         14,445
                                                                                  --------       --------       --------

Balance at end of year . . . . . . . . . . . . . . . . . . . . . . . . . .        $ 28,938       $ 45,109       $  9,846
                                                                                  --------       --------       --------
                                                                                  --------       --------       --------



See notes to financial statements.

STATEMENTS OF SHAREHOLDERS' EQUITY

BRE Properties, Inc.


                                                                                            Years ended July 31
                                                                                 ----------------------------------------
(Dollar amounts in thousands)                                                         1994           1993           1992
- - -------------------------------------------------------------------------------------------------------------------------

COMMON STOCK

Balance at beginning of year . . . . . . . . . . . . . . . . . . . . . . .       $     109      $      79      $      79

Sale of shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                             15

Conversion of debentures . . . . . . . . . . . . . . . . . . . . . . . . .                             15
                                                                                 ---------      ---------      ---------

Balance at end of year . . . . . . . . . . . . . . . . . . . . . . . . . .             109            109             79
                                                                                 ---------      ---------      ---------


ADDITIONAL PAID-IN CAPITAL

Balance at beginning of year . . . . . . . . . . . . . . . . . . . . . . .         211,212        110,701        110,544

Sale of shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                         54,971

Conversion of debentures . . . . . . . . . . . . . . . . . . . . . . . . .                         45,476             95

Restricted shares granted and stock options exercised. . . . . . . . . . .             128             64             62
                                                                                 ---------      ---------      ---------

Balance at end of year . . . . . . . . . . . . . . . . . . . . . . . . . .         211,340        211,212        110,701
                                                                                 ---------      ---------      ---------


UNDISTRIBUTED NET REALIZED GAIN ON SALES OF PROPERTIES

Balance at beginning of year . . . . . . . . . . . . . . . . . . . . . . .          37,931         31,515         30,227

Net income for year. . . . . . . . . . . . . . . . . . . . . . . . . . . .          22,305         26,482         20,292

Cash dividends paid - $2.40 per share in each year . . . . . . . . . . . .         (26,200)       (20,066)       (19,004)
                                                                                 ---------      ---------      ---------

Balance at end of year . . . . . . . . . . . . . . . . . . . . . . . . . .          34,036         37,931         31,515
                                                                                 ---------      ---------      ---------


TOTAL SHAREHOLDERS' EQUITY . . . . . . . . . . . . . . . . . . . . . . . .       $ 245,485      $ 249,252      $ 142,295
                                                                                 ---------      ---------      ---------
                                                                                 ---------      ---------      ---------



See notes to financial statements.

NOTES TO FINANCIAL STATEMENTS

BRE Properties, Inc.


A - ACCOUNTING POLICIES

The significant accounting policies affecting the financial statements of BRE Properties, Inc. are summarized as follows:

INCOME TAXES - Every year since its founding in 1970, BRE has qualified as a real estate investment trust as defined in the Internal Revenue Code. BRE intends to continue operating as a qualified real estate investment trust, and, as such, will not be taxed on that portion of its taxable income which is distributed to shareholders, provided that at least 95% of its real estate investment trust taxable income is distributed. The company intends to distribute substantially all of its taxable income. Accordingly, no provision for income taxes has been made in the financial statements. Under current tax laws, distributions to shareholders are based upon taxable income, which may differ from financial accounting income. For example, gain on sales of investments may be reportable at the time of the sale for financial accounting purposes but may, in certain circumstances, be deferred for tax purposes. In addition, depreciation expense on property acquired through tax-deferred exchanges is higher for financial statement purposes than for tax purposes. Therefore, taxable income is higher than reportable income on such properties.

ALLOWANCE FOR POSSIBLE LOSSES - The company follows the practice of establishing an allowance for possible losses on investments based upon management's regular evaluation of the recoverability of each investment in the portfolio.

DEPRECIATION AND AMORTIZATION - Depreciation and amortization on equity investments, which are carried at cost, is computed by the straight-line method at rates based upon the expected economic lives of the assets, which range from 35 to 45 years for buildings and 5 to 25 years for other property and lease commissions.

EXPENSES AND CAPITALIZED COSTS - At apartments, costs of replacements, such as appliances, carpets and drapes, are expensed. Leasing commissions and tenant improvement costs for retail and commercial properties are expensed when the lease term is less than five years and capitalized on leases of five years or more. For all properties, improvements and betterments that add to the value of the property are capitalized.

CASH AND CASH EQUIVALENTS - BRE considers cash deposits with financial institutions and short-term investments with initial maturities of 90 days or less to be cash equivalents.

FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying amounts reported in the balance sheet for financial instruments approximate their fair values.

NET INCOME PER SHARE - Net income per share is based upon the weighted average shares outstanding during the year. The computation of fully diluted net income is based on shares outstanding, increased for the assumed conversion of all dilutive debentures and a corresponding adjustment of interest expense.


B - INVESTMENTS

Fifteen wholly owned apartment communities are rented to a large number of tenants under various operating lease agreements having expiration dates ranging from one month to a year. The carrying value of these investments and gross rent for the two years ended July 31, are as follows:


(Dollar amounts in thousands)                           1994           1993
- - ---------------------------------------------------------------------------

Land . . . . . . . . . . . . . . . . . . . .       $  37,511      $  27,378

Improvements . . . . . . . . . . . . . . . .         158,724        117,610
                                                   ---------      ---------
                                                     196,235        144,988

Less: Depreciation and amortization. . . . .         (15,750)       (12,253)
                                                   ---------      ---------
                                                   $ 180,485      $ 132,735
                                                   ---------      ---------
                                                   ---------      ---------

Gross rent . . . . . . . . . . . . . . . . .       $  31,043      $  21,139
                                                   ---------      ---------
                                                   ---------      ---------


In September 1993, the company purchased Mira Mesa Apartments (Cimmaron, Hacienda, Westpark), three properties totaling 472 units in San Diego, California, for a price of $24,371,000. In March 1994, BRE purchased Winchester, an adjacent 144-unit property for $7,400,000, bringing the total units in Mira Mesa to 616.

     In March 1994, the company also purchased Terra Nova Villas, 232 units in Chula Vista, California. The purchase price was $14,575,000, subject to $9,240,000 of fixed-rate (5.57%). bond financing.

     In addition to these properties, which are complete and income-producing, in October 1993, BRE purchased seven acres of undeveloped land adjacent to the Scottsdale Cove Apartments in Scottsdale, Arizona, on which 116 units are currently being constructed. This addition will expand the total units in the Scottsdale Cove to 316. The estimated total cost is $6,165,000, of which $4,451,000 had been disbursed through July 31, 1994, including $143,000 of capitalized interest expense. A total of 32 units had been completed of which 11 were occupied at July 31, 1994. All units are expected to be completed by October 1994.

     Subsequent to year-end, the company entered into an agreement to acquire 1,301 units in seven apartment communities in Tucson, Arizona. The purchase price is $51,750,000, subject to $28,160,000 of first mortgage financing on six of the properties.

     Properties owned, other than wholly owned apartments, are leased to tenants under long-term operating leases expiring in various years through 2018. The carrying value of these properties for the two years ended July 31, is as follows:


(Dollar amounts in thousands)                           1994           1993
- - ---------------------------------------------------------------------------


Land leases. . . . . . . . . . . . . . . . .       $   8,325      $   8,325

Land . . . . . . . . . . . . . . . . . . . .          22,704         24,758

Improvements . . . . . . . . . . . . . . . .          98,255        103,941
                                                   ---------      ---------
                                                     129,284        137,024

Less: Depreciation and amortization. . . . .         (25,514)       (25,310)
                                                   ---------      ---------
                                                   $ 103,770      $ 111,714
                                                   ---------      ---------
                                                   ---------      ---------



The future minimum lease payments under these operating leases at July 31, 1994 are as follows:

      1995 . . . . . . $ 10,809,000
      1996 . . . . . . $ 10,704,000
      1997 . . . . . . $  9,531,000
      1998 . . . . . . $  7,472,000
      1999 . . . . . . $  7,067,000
Thereafter . . . . . . $ 31,630,000

The operating leases on apartments which are land lease investments, and certain leases with tenants at wholly owned shopping centers, provide for percentage rents based upon the gross revenue of the tenants. These percentage rents are in excess of stipulated minimums. Percentage rents under these operating leases, which are included in rental income, amounted to:


(Dollar amounts in thousands)                      1994      1993      1992
- - ---------------------------------------------------------------------------

Percentage rent
  Portion attributable to:
  Land leases. . . . . . . . . . . . . . . .    $ 4,783   $ 4,682   $ 4,595
  Wholly owned real estate . . . . . . . . .        285       374       388
  Properties sold. . . . . . . . . . . . . .                  279       989
                                                -------   -------   -------
Total percentage rent. . . . . . . . . . . .    $ 5,068   $ 5,335   $ 5,972
                                                -------   -------   -------
                                                -------   -------   -------


Westlake Village Apartments accounted for approximately 10% (1994), 12% (1993) and 13% (1992) of total rents.


C - LINES OF CREDIT

At July 31, 1994, two banks had extended to the company unsecured lines of credit aggregating $30,000,000 and maturing November 30, 1995. No borrowings under these lines of credit were outstanding during the fiscal year. In connection with these arrangements, a fee is charged on the committed amount.


D - LONG-TERM DEBT

The company has acquired certain equity investments which are subject to existing mortgage loans payable and has obtained mortgage loans on other equity investments. The following data pertain to mortgage loans payable at July 31:


(Dollar amounts in thousands)                           1994           1993
- - ---------------------------------------------------------------------------

Mortgage loans payable . . . . . . . . . . .       $  73,944      $  46,692
Cost of equity investments securing
  mortgage loans payable . . . . . . . . . .       $ 119,523      $  76,577
Annual principal and interest payments . . .       $   6,574      $   4,326
Remaining terms of mortgage
  loans payable. . . . . . . . . . . . . . .      1-11 YEARS     4-23 years
Effective interest rates . . . . . . . . . .        5.6-8.4%        7-8.4%


Scheduled principal repayments required on mortgage loans payable for the next five years are as follows:


         1995. . . . . $ 10,133,000
         1996. . . . . $  1,021,000
         1997. . . . . $  1,110,000
         1998. . . . . $  2,075,000
         1999. . . . . $  1,151,000

Interest expense on mortgage loans payable aggregated $4,429,000 in 1994, $2,930,000 in 1993 and $1,532,000 in 1992.

     For fiscal 1992, the company had outstanding 9 1/2% Convertible Subordinated Debentures due 2008. In April 1993, the company called the Debentures. Holders of $46,180,000 face value chose to convert their debentures into 1,489,000 shares of stock at a price of $31 per share. The remaining $703,000 was redeemed in cash in June 1993.

     Total interest paid on long-term debt did not differ materially from interest expense.

E - STOCK OPTION PLAN

The 1984 and 1992 Stock Option Plans ("Plans") provide for the issuance of Non-Qualified Stock Options, Incentive Stock Options and Restricted Shares. The maximum number of shares that may be issued under the Plans is 675,000. The option price may not be less than the fair market value of a share on the date that the Option is granted. Changes in options outstanding during the years ended July 31 were as follows:


                                                   1994      1993      1992
- - ---------------------------------------------------------------------------

Balance at beginning of year . . . . . . . .    187,020   157,850   123,500

Granted. . . . . . . . . . . . . . . . . . .     56,500    56,000    49,500

Exercised. . . . . . . . . . . . . . . . . .     (1,920)  (19,830)  (15,150)

Canceled . . . . . . . . . . . . . . . . . .     (2,000)   (7,000)
                                                -------   -------   -------
Balance at end of year . . . . . . . . . . .    239,600   187,020   157,850
                                                -------   -------   -------
                                                -------   -------   -------

Exercisable. . . . . . . . . . . . . . . . .    156,100   110,020    90,250
                                                -------   -------   -------
                                                -------   -------   -------

Restricted Shares granted. . . . . . . . . .      2,850     2,000     2,200
                                                -------   -------   -------
                                                -------   -------   -------

Shares available for
  granting future options. . . . . . . . . .    373,050   430,400   106,400
                                                -------   -------   -------
                                                -------   -------   -------


At July 31, 1994, the price of shares under option ranged from $25.94 to $35.19, with an average price of $31.13. Expiration dates ranged from April 22,1995 through August 30, 2003.

     In addition, at July 31, 1994, 10,150 Restricted Shares were outstanding at grant prices ranging from $25.94 to $35.19 per share.


F - SHAREHOLDER RIGHTS

On August 14, 1989, the company's Board of Directors adopted a Shareholder Rights Plan and declared a dividend distribution of one Right for each share of the company's common stock outstanding on September 7, 1989.


     The Rights entitle the holders to purchase, under certain conditions, shares of common stock at a cash purchase price of $90.00 per share, subject to adjustment. The Rights may also, under certain conditions, entitle the holders to receive common stock, or other consideration, having a value equal to two times the exercise price of each Right.

 The Rights are redeemable by the company at a price of $.01 per Right. If not so redeemed, the Rights expire on September 7, 1999.


G - PENSION PLAN

The company has a defined contribution profit sharing plan covering all employees with more than one year of continuous full-time employment. In addition to employee elective deferrals, the company currently contributes quarterly an amount equal to 10% of the compensation expense of participating employees. The amounts contributed were $145,000 in 1994, $113,000 in 1993 and $120,000 in 1992.


H - LITIGATION

The company is defending various claims and legal actions that arise from its normal course of business, including certain environmental actions. While it is not feasible to predict or determine the ultimate outcome of these matters, in the opinion of management, none of these actions, individually or in the aggregate, will have a material effect on the company's results of operations, cash flows, liquidity or financial position.


I - DIVIDEND DECLARATION

On August 29, 1994, a dividend was declared of $.60 per share payable September 29, 1994 to shareholders of record September 9, 1994.

J - QUARTERLY RESULTS OF OPERATIONS (Unaudited)

The unaudited quarterly results of operations for the years ended July 31, 1994 and 1993 are as follows:


                                                                            Year ended July 31, 1994
                                                              -----------------------------------------------------
                                                                                  Quarter ended
                                                              -----------------------------------------------------
                                                              July 31,       Apr. 30,       Jan. 31,       Oct. 31,
(Dollars in thousands, except per share data)                     1994           1994           1994           1993
- - -------------------------------------------------------------------------------------------------------------------

Revenue. . . . . . . . . . . . . . . . . . . . . . . .        $ 14,370       $ 13,184       $ 13,285       $ 12,740
Income before gain on sales of investments . . . . . .           5,873          5,412          5,479          4,993
Net gain on sales of investments . . . . . . . . . . .             395                           153
                                                              --------       --------       --------       --------
Net income . . . . . . . . . . . . . . . . . . . . . .        $  6,268       $  5,412       $  5,632       $  4,993
                                                              --------       --------       --------       --------
                                                              --------       --------       --------       --------

PER SHARE
Income before gain on sales of investments . . . . . .        $    .53       $    .50       $    .50       $    .46
Net gain on sales of investments . . . . . . . . . . .             .04                           .01
                                                              --------       --------       --------       --------
Net income . . . . . . . . . . . . . . . . . . . . . .        $    .57       $    .50       $    .51       $    .46
                                                              --------       --------       --------       --------
                                                              --------       --------       --------       --------


                                                                            Year ended July 31, 1993
                                                              -----------------------------------------------------
                                                                                  Quarter ended
                                                              -----------------------------------------------------
                                                              July 31,       Apr. 30,       Jan. 31,       Oct. 31,
(Dollars in thousands, except per share data)                     1993           1993           1993           1992
- - -------------------------------------------------------------------------------------------------------------------

Revenue. . . . . . . . . . . . . . . . . . . . . . . .        $ 12,702       $ 11,471       $ 10,593       $  9,929
Income before gain on sales of investments . . . . . .           4,968          4,288          4,070          3,287
Net gain on sales of investments . . . . . . . . . . .             354                         9,338            177
                                                              --------       --------       --------       --------
Net income . . . . . . . . . . . . . . . . . . . . . .        $  5,322       $  4,288       $ 13,408       $  3,464
                                                              --------       --------       --------       --------
                                                              --------       --------       --------       --------

PER SHARE
Income before gain on sales of investments . . . . . .        $    .48       $    .49       $    .51       $    .42
Net gain on sales of investments . . . . . . . . . . .             .04                          1.18            .02
                                                              --------       --------       --------       --------
Net income . . . . . . . . . . . . . . . . . . . . . .        $    .52       $    .49       $   1.69            .44
                                                              --------       --------       --------       --------
                                                              --------       --------       --------       --------


MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING


To the Shareholders of BRE Properties, Inc.:

The management of BRE Properties, Inc., is responsible for the integrity and objectivity of the financial statements. The financial statements were prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods and are free of material misstatements. Management is also responsible for preparing the other financial information included in this annual report and is responsible for its accuracy and consistency with the financial statements. Both the financial statements and the other financial information include amounts that are based on management's best estimates and judgments.

     Management maintains a system of internal accounting control designed to provide reasonable assurance, at appropriate cost, that assets are safeguarded, transactions are executed in accordance with management's authorization and the financial records are reliable for preparing the financial statements and maintaining accountability for assets. The system of internal control includes written policies and procedures, segregation of duties, and trained and qualified staff.

     The Audit Committee of the Board is composed entirely of independent directors and meets periodically with Ernst & Young LLP, the independent auditors, to discuss financial reporting and internal control issues. The independent auditors are elected each year at the annual shareholders' meeting based on the recommendation of the Audit Committee and the Board. Ernst & Young has full and free access to the Audit Committee.



/s/ Arthur G. von Thaden
- - -------------------------------------
Arthur G. von Thaden
President and Chief Executive Officer



/s/ Howard E. Mason, Jr.
- - -------------------------------------
Howard E. Mason, Jr.
Senior Vice President, Finance
Chief Financial and Accounting Officer

August 29, 1994







REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



To the Shareholders and Directors of BRE Properties, Inc.:

We have audited the accompanying balance sheets of BRE Properties, Inc., as of July 31, 1994 and 1993, and the related statements of income, shareholders' equity, and cash flows for each of the three years in the period ended July 31, 1994. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BRE Properties, Inc. at July 31, 1994 and 1993, and the results of its operations and its cash flows for each of the three years in the period ended July 31, 1994 in conformity with generally accepted accounting principles.



/s/ Ernst & Young LLP
- - -------------------------------------
Ernst & Young LLP
San Francisco, California

August 29, 1994

SELECTED  FINANCIAL  DATA

BRE Properties, Inc.


                                                                                  Years ended July 31
                                                         ---------------------------------------------------------------------
(Dollar amounts in thousands, except per share data)         1994           1993           1992           1991           1990
- - ------------------------------------------------------------------------------------------------------------------------------



OPERATING RESULTS

Revenues . . . . . . . . . . . . . . . . . . . . . . .  $  53,579      $  44,695      $  39,639      $  40,340      $  43,311

Net income . . . . . . . . . . . . . . . . . . . . . .     22,305         26,482         20,292         15,342         29,509

Less: Net gain on sales of investments and
        loss on extinguishment of debt . . . . . . . .       (548)        (9,819)        (5,697)                      (10,434)

      Nonrecurring income received . . . . . . . . . .                                                    (150)        (3,424)

Plus: Provision for depreciation and amortization. . .      6,674          5,453          4,629          4,666          4,375
                                                        ---------      ---------      ---------      ---------      ---------
Funds from operations. . . . . . . . . . . . . . . . .     28,431         22,116         19,224         19,858         20,026

Dividends paid . . . . . . . . . . . . . . . . . . . .     26,200         20,066         19,004         18,989         18,931


PER SHARE DATA

Net income . . . . . . . . . . . . . . . . . . . . . .     $ 2.04         $ 3.02         $ 2.56         $ 1.94         $ 3.74

Net gain on sales of investments . . . . . . . . . . .        .05           1.13            .72                          1.32

Dividends paid . . . . . . . . . . . . . . . . . . . .       2.40           2.40           2.40           2.40           2.40

Book value (shareholders' equity). . . . . . . . . . .      22.49          22.84          17.97          17.80          18.26

Estimated current fair value - fully diluted . . . . .      36.25          35.00          35.50          36.25          37.75

Average shares outstanding . . . . . . . . . . . . . .     10,933          8,774          7,920          7,912          7,889


FINANCIAL POSITION

Total assets . . . . . . . . . . . . . . . . . . . . .  $ 322,895      $ 299,932      $ 208,882      $ 210,005      $ 214,585

Real estate portfolio. . . . . . . . . . . . . . . . .    326,628        284,134        221,965        213,871        211,168

Cash and short-term investments. . . . . . . . . . . .     28,938         45,109          9,846         14,445          9,579

Long-term debt . . . . . . . . . . . . . . . . . . . .     73,944         46,692         62,974         65,636         67,332

Shareholders' equity . . . . . . . . . . . . . . . . .    245,485        249,262        142,295        140,850        144,449


FUNDS FROM OPERATIONS AS A RETURN
  ON AVERAGE SHAREHOLDERS' EQUITY. . . . . . . . . . .      11.6%          12.8%          13.5%          14.1%          13.9%


MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Reflecting BRE's continuing focus on apartments, the company acquired 1,956 units in eight separate apartment communities during the last two years. BRE is also nearing completion on the development of a 116-unit addition to a property acquired in 1992. The combined investment for these new assets totals $111 million, growing the real estate portfolio by 47%. This growth has been financed through a combination of equity capital and long-term, fixed-rate mortgage debt.


LIQUIDITY AND CAPITAL RESOURCES

The company's liquidity and capital resources include its cash and short-term investments, long-term first mortgage debt, common stock, and funds available through bank borrowings. At July 31, 1994, cash and short-term investments totaled $28,938,000, compared to $45,109,000 in 1993 and $9,846,000 in 1992. The significant sources and uses of funds during the year are discussed below, as are cash commitments as of the date of this report.

     BRE acquired the following apartment communities in the fiscal year ended July 31, 1994:


Name and Location                                       Purchase Price
- - ----------------------------------------------------------------------

Mira Mesa (Cimmaron, Hacienda, Westpark),
  San Diego, California. . . . . . . . . . . . . . . .    $ 24,371,000

Winchester, Adjacent to Mira Mesa. . . . . . . . . . .       7,400,000

Terra Nova Villas, Chula Vista, California . . . . . .      14,575,000
                                                          ------------

TOTAL. . . . . . . . . . . . . . . . . . . . . . . . .    $ 46,346,000
                                                          ------------
                                                          ------------


Except for Terra Nova Villas, these properties were acquired on an all cash basis and, since their acquisition, an additional $229,000 has been invested in them. Terra Nova Villas was acquired subject to $9,240,000 of fixed-rate (5.57%) bond financing, which matures in March 1995. Depending on market conditions at that time, BRE may repay the bonds in cash, renegotiate their terms or refinance the property with another lender.

     In addition to these properties, which are complete and income-producing, in October 1993 BRE purchased seven acres adjacent to the Scottsdale Cove Apartments in Scottsdale, Arizona on which 116 units are currently being constructed. This addition will expand the total units in Scottsdale Cove to
316. The estimated total cost is $6,165,000, of which $4,451,000 had been disbursed through July 31, 1994. Final completion is expected in October 1994.

     An additional $2,866,000 was invested in tenant improvements and leasing commissions at shopping centers and other commercial properties. Properties which were out of service and were being prepared for potential new tenants had $838,000 invested for reconditioning costs. Also, $627,000 was expensed at nine properties for costs which occur infrequently, such as roof replacements ($520,000). In accordance with industry practices, commencing August 1, 1994, future roof replacements for all properties will be capitalized and depreciated over the expected useful life. Roof repairs will continue to be expensed.

     In February 1994, BRE received a $13,600,000 first mortgage loan secured by three of the newly acquired Mira Mesa apartments. The interest rate is 7%, with an 11-year maturity and amortization based on 25 years. In April 1994, BRE refinanced Selby Ranch Apartments in Sacramento, California for $13,000,000, generating $6,200,000 in new funds available for investment. The interest rate is 7.36%, with a maturity of 11 years and three months, and amortization based on 25 years. Depending on market conditions at the maturity dates, the then-outstanding principal balances of $10,294,000 (Mira Mesa) and $9,827,000 (Selby Ranch) may be satisfied through, among other things, renegotiation of terms with the existing lenders, refinancing the property with other lenders or through a sale of assets. In August 1993, the company prepaid without penalty two mortgage loans aggregating $1,017,000, both of which had interest rates of 9.5%. Long-term debt at July 31, 1994 consisted of $73,944,000 of amortizing first mortgage loans with interest rates ranging from 5.57% to 8.38% and terms ranging from 1 to 11 years.

     The company maintains unsecured lines of credit of $30,000,000, which are available to make real estate equity investments and to finance tenant improvements at existing properties. The annual fee for the lines of credit is $127,500. There were no borrowings outstanding under these lines of credit during the fiscal year ended July 31, 1994.

     The company has entered into an agreement to acquire 1,301 units in seven apartment communities in Tucson, Arizona. The purchase price is $51,750,000, subject to $28,160,000 of long-term mortgage financing on six of the properties. Following lender approval, BRE will assume these existing mortgage loans. The cash investment will be funded through a combination of cash, short-term investments and unsecured borrowings under the existing lines of credit. In connection with the purchase, the company has agreed, subject to satisfaction of certain conditions, to provide $3,000,000 in loans to entities affiliated with the seller.

     Cash commitments as of the date of this report also include approximately $6,550,000 for the payment of the September 29, 1994 dividend to shareholders. Management believes that its liquidity and financial resources are sufficient to meet anticipated cash requirements.


RESULTS OF OPERATIONS

Funds from operations totaled $28,431,000 in fiscal 1994, compared to $22,116,000 in 1993 and $19,224,000 in 1992. The increase in 1994 from 1993 was primarily due to the contribution from the newly acquired apartment communities. Dividends paid to shareholders totaled $26,200,000 in 1994, $20,066,000 in 1993 and $19,004,000 in 1992.

     Funds from operations is defined as net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization. Because income-producing properties are typically evaluated without taking into account non-cash depreciation and amortization charges, management believes that funds from operations is an appropriate supplemental measure of the company's operating performance.


REVENUE

Total revenue was $53,579,000 in fiscal 1994, compared to $44,695,000 in 1993 and $39,639,000 in 1992. Rental income, 96% of the total revenue in fiscal 1994, was $51,374,000, compared to $42,504,000 in 1993 and $37,736,000 in 1992.

     Rental income from the 17 apartment communities owned at July 31, 1994 (70% of total rental and partnership income for the year) was $36,876,000, up from $26,885,000 in 1993 and $21,454,000 in 1992. Rental income from apartments in the portfolio for all of fiscal 1994 and 1993 increased $499,000 (2%) in 1994 from the prior year. In addition, the new acquisitions produced rents of $13,180,000. Apartments now comprise approximately 72% of the equity portfolio based on estimated current fair value, up from 66% in 1993 and 59% in 1992. Occupancy levels at apartment properties are currently 95%.

     Rental and partnership income from shopping centers (17% of total rental and partnership income) was $8,569,000 in 1994, compared to $8,749,000 in 1993 and $8,812,000 in 1992. Contributing to these results were The Hub Shopping Center in Fremont, California (responsible for approximately 76%, 74% and 74% of revenue from shopping centers for these years) and the El Camino Shopping Center in Woodland Hills, California. The Hub's occupancy dropped from 93% to 88% during the year as a result of tenant failures. Late in the year, new leases were signed or underway with Trader Joe's, which operates 62 specialty food markets, Old Navy (part of The Gap), Taco Bell and Styles for Less. These new leases are expected to bring occupancy to 95% by November. At El Camino Shopping Center, severely disrupted by the January 17, 1994 Northridge earthquake, work will soon be underway to stabilize the soil and repair structurally damaged buildings. Earthquake insurance is expected to cover most of the related costs. Occupancy, which dropped from 96% to 89% during fiscal 1994, is expected to increase gradually to 95% as improvements are completed over the coming year.

     Income from other commercial properties (13% of total rental and partnership income) was $5,539,000 for the year, compared to $7,398,000 in 1993 and $6,923,000 in 1992. Progress continues towards full occupancy of the light industrial sector of the portfolio. During the year, our previously vacant 64,000 square foot building in Fremont, California was leased and occupied. A new tenant occupies 56,000 square feet (66%) of the formerly vacant 525 Almanor Building in Sunnyvale, California, and a 30,000 square foot building was occupied in San Diego under a six-year lease. Also, three-year lease extensions were reached with tenants in 54,000 and 74,000 square foot buildings in Hayward and Fremont, California, respectively. Leasing activity in the light industrial sector during the past six months has been greater than we have experienced in the previous three years. Reflecting BRE's strategy to reduce this segment of the portfolio, two separate sales were completed in the 1994 fiscal year: The James Center Office Building in Bellevue, Washington, and Eastside Industrial Park in Redmond, Washington. A modest gain was recognized on the sale of these properties. The sales prices aggregated $9,800,000, and the cash proceeds are now available to be invested in other properties.

     During the year, the tenant at the 358,000 square foot warehouse in Pomona, California discontinued business and vacated the premises. A financial settlement was reached under which BRE received rents due on the lease through July 1994, plus the costs of correcting deferred maintenance, and an adjusted allowance for rent due after July 31, 1994. A physical rehabilitation has been completed, including a new roof, exterior painting and interior improvements. The property is now being marketed to prospective tenants.

     Two other properties were vacant at July 31, 1994: 515 Ellis (29,000 square feet in Mountain View, California) and Irvine Spectrum (50,000 square feet in Irvine, California). A lease has been signed on the Mountain View property, with rent payments expected to commence in January 1995, following the completion of tenant improvements. The tenant at the Irvine property vacated prior to the October 16, 1994 lease expiration and has not paid rent since June 1994. The property is being shown to prospective tenants.

     At July 31, 1994, overall occupancy levels by types of property were as follows:


Overall occupancy as of July 31,        1994           1993           1992
- - ---------------------------------------------------------------------------

PROPERTY TYPE

Apartment Communities. . . . . . .        95%            95%            94%

Shopping Centers . . . . . . . . .        92             95             93

Other. . . . . . . . . . . . . . .        54             84             90
                                          ---            ---            ---
Weighted average . . . . . . . . .        88%            93%            93%
                                          ---            ---            ---
                                          ---            ---            ---

The weighted average occupancy is calculated by multiplying the occupancy for each property by its square footage and dividing by the total square footage in the portfolio.


Interest income on short-term investments was $845,000 in 1994, compared to $808,000 in 1993 and $565,000 in 1992. The 1994 income reflects a slightly higher average yield this year than the last. Average investment totals were approximately 7% lower as cash was used to purchase apartments. The yield on short-term investments was 3.5% in 1994, compared to 3.1% in 1993 and 4.7% in 1992.


EXPENSES

Total expenses were $31,822,000 in 1994, compared to $28,082,000 in 1993 and $25,044,000 in 1992. The largest expense category, 53% of total expenses, is operating expenses of equity investments, which includes the direct operating costs of properties. Operating expense of equity investments totaled $16,970,000 in 1994, compared to $12,886,000 in 1993 and $11,026,000 in 1992. Expenses rose
3% on properties owned during both 1994 and 1993. In addition, the new apartment communities had expenses of $5,066,000 in 1994, compared to $1,384,000 in 1993.

     Interest expense was down $4,547,000 (31%) in 1994 due to the June 1993 conversion of the 9 1/2% debentures into common stock. This reduction was partially offset by interest expense on the new mortgages secured by Selby Ranch and Mira Mesa apartments.

     The non-cash depreciation charge, which rises with additions to the company's ownership of equity investments, increased 22% in 1994 and 18% in 1993.

     General and administrative expenses, which include the compensation costs of all BRE employees, including those engaged in the management of properties, have been relatively constant for several years, totaling $3,631,000 in 1994, $3,192,000 in 1993 and $3,259,000 in 1992.


GAIN ON SALES

During 1994, BRE recorded gross gains on sales of $611,000 from Eastside Industrial Park and $169,000 from the Westbar partnership sale of the Metro Power Center, Phase IV, and a $154,000 loss on the sale of the James Center Office Building. The net gain on all three of these transactions was $548,000, since 10% of the gross gain was credited to the prepaid advisory fee to BankAmerica Corporation for termination of its advisory agreement with the company in September 1987. Originally, $4,508,000, the prepaid advisory fee had been reduced to $1,541,000 at July 31, 1994.

     The three sales during 1994 were taxable transactions, and the gain will be distributed to the shareholders as part of the regular dividend. In addition, the company has recorded in its financial statements gains totaling $59,784,000 which have been deferred for tax purposes during the period from BRE's 1970 inception through July 31, 1994.


NET INCOME

The company's net income for fiscal 1994 was $22,305,000 ($2.04 per share), compared to $26,482,000 ($3.02 per share) in 1993 and $20,292,000 ($2.56 per share) in 1992. During these years, net income included net gain on sales of investments as follows: 1994-$548,000 ($.05 per share), 1993- $9,869,000 ($1.13 per share) and 1992-$5,697,000 ($.72 per share).


DIVIDENDS

Dividends paid to shareholders totaled $26,200,000 in 1994, representing 92% of funds from operations. Dividends per share amount to $2.40 in fiscal year 1994, matching the dividend levels of 1993 and 1992.

     To the extent that distributions exceed current or accumulated earnings and profits, they will constitute a return of capital, rather than dividend or capital gain income, and will be applied in reducing the basis for the shareholder's shares, or if in excess of such basis, will be taxed in the same manner as gain from the sale of those shares. The table on page 31 shows the taxability of the dividends per share.

GENERAL INFORMATION


MARKET PRICE RANGE AND DIVIDENDS PAID PER SHARE


FISCAL 1994                                                      FISCAL 1993

- - ------------------------------------------------------------     ------------------------------------------------------------
Fiscal Quarter Ended    Fourth     Third    Second     First     Fiscal Quarter Ended    Fourth     Third    Second     First
                       July 31   Apr. 30   Jan. 31   Oct. 31                            July 31   Apr. 30   Jan. 31   Oct. 31
- - ------------------------------------------------------------     ------------------------------------------------------------

High                   $ 31.50   $ 34.25   $ 35.63   $ 35.50     High                   $ 36.38   $ 39.75   $ 37.25   $ 32.25
Low                      30.25     30.50     33.13     33.25     Low                      34.13     35.63     31.13     30.88
Dividends                  .60       .60       .60       .60     Dividends                  .60       .60       .60       .60

- - -------------------------------------------------------------
As of July 31, 1994, there were 3,873 shareholders of record.
- - -------------------------------------------------------------


TAXABILITY OF DIVIDENDS PER SHARE



                                           1994            1993            1992            1991            1990
                                      --------------- --------------- --------------- --------------- ---------------
For the fiscal year ended July 31     Dollars Percent Dollars Percent Dollars Percent Dollars Percent Dollars Percent
- - ---------------------------------------------------------------------------------------------------------------------

Ordinary Income. . . . . . . . . . .    $2.08   86.7%   $2.14   89.2%   $1.98   82.5%   $2.05   85.4%   $1.99   82.9%

Capital Gain . . . . . . . . . . . .     0.09    3.7     0.06    2.5

Return of Capital. . . . . . . . . .     0.23    9.6     0.20    8.3     0.42   17.5     0.35   14.6     0.41   17.1
                                        -----  ------   -----  ------   -----  ------   -----  ------   -----  ------

 TOTAL . . . . . . . . . . . . . . .    $2.40  100.0%   $2.40  100.0%   $2.40  100.0%   $2.40  100.0%   $2.40  100.0%
                                        -----  ------   -----  ------   -----  ------   -----  ------   -----  ------
                                        -----  ------   -----  ------   -----  ------   -----  ------   -----  ------



INCOME TAX INFORMATION

Following is the company's determination of the income tax status of dividends paid during the fiscal year ended July 31, 1994. Since most shareholders pay taxes on a calendar year basis, notice will also be sent in January 1995 identifying the characterization of dividends paid by the company during calendar 1994.


                               Cash
                          Dividends
    Record      Payment        Paid   Ordinary    Capital       Return
      Date         Date   Per Share     Income       Gain   of Capital
- - ----------------------------------------------------------------------

   9/10/93      9/30/93       $ .60      $ .60      $  --         $ --
   12/6/93     12/23/93         .60        .60         --           --
   3/11/94      3/24/94         .60        .60         --           --
    6/3/94      6/23/94         .60        .28        .09          .23
                              -----      -----      -----        -----

Total. . . . . . . . . . . .  $2.40      $2.08      $ .09        $ .23
                              -----      -----      -----        -----
                              -----      -----      -----        -----


Shareholders may wish to consult their individual tax advisors regarding the appropriate reporting of these payments.


MARKET PRICE, BOOK VALUE AND CURRENT FAIR VALUE

[Graphic]

SHAREHOLDER INFORMATION

The 24th annual meeting of the shareholders will be held on Tuesday, November 22, 1994 at 2:00 P.M. in the A.P. Giannini Auditorium, Bank of America Center, 555 California Street, San Francisco, California.

Shareholders owning shares of BRE Properties, Inc. in "street name" can be placed on the mailing list to receive annual reports and quarterly reports directly from the company. Please provide the shareholder's name and address, the name of the stock brokerage firm holding the shares and the number of shares owned. In addition, copies of the Annual Report on Form 10-K to the Securities and Exchange Commission will be available upon shareholder request after November 1, 1994. Either request should be sent to:

Treasurer
BRE Properties, Inc.
One Montgomery Street
Suite 2500, Telesis Tower
San Francisco, California 94104-5525
Telephone (415) 445-6530

- - -------------------------------------------------------------------------------
The shares of BRE Properties, Inc. are traded on the New York Stock Exchange under the symbol BRE.
- - -------------------------------------------------------------------------------

TRANSFER AGENT AND REGISTRAR

Chemical Trust Company of California
Securityholder Relations Department
50 California Street, 10th floor
San Francisco, California 94111-4624
Toll-free Telephone Number 1 (800) 368-8392

Chemical maintains shareholder records and can answer questions regarding shareholders' accounts. Shareholders wishing to transfer shares or to change the name on a certificate should contact Chemical for instructions.

Share certificates are valuable and should be safeguarded, since replacement takes time and requires payment by the shareholder of a surety bond premium. If a certificate is lost, stolen or destroyed, Chemical should be notified. Registered mail should be used whenever a certificate is mailed.

- - -------------------------------------------------------------------------------
INDEPENDENT AUDITORS

Ernst & Young LLP
- - -------------------------------------------------------------------------------
LEGAL COUNSEL

Farella, Braun & Martel
- - -------------------------------------------------------------------------------


OFFICERS


EUGENE P. CARVER, Chairman

ARTHUR G. VON THADEN, President and Chief Executive Officer

PRODUCTION AND PORTFOLIO STRATEGY

BYRON M. FOX, Executive Vice President

JANE E. MAUSHARDT, Vice President


ASSET MANAGEMENT

RONALD P. WARGO, Senior Vice President

LAUREN L. BARR, Vice President

THOMAS R. FALL, Vice President

BRUCE E. RUEPPEL, Vice President

PATRICIA SMITH, Vice President

JEFF J. JELNIKER, Assistant Vice President

ELANOR M. DEMARTINI, Property Analyst

NANCY T. TAM, Property Analyst


FINANCE AND ADMINISTRATION

HOWARD E. MASON, JR., Senior Vice President, Finance

ELLEN G. BRESLAUER, Secretary and Treasurer

JAMES BAILEY, Operations Officer

DIRECTORS

C. PRESTON BUTCHER, President and Chief Executive Officer
Lincoln Property Company N.C., Inc., Foster City, California
(Principal Business: Real Estate Development)

EUGENE P. CARVER, Chairman
Hoffman Associates Inc., Pasadena, California
(Principal Business: Real Estate Counseling and Investment)

JOHN MCMAHAN, President
McMahan Real Estate Securities, Inc., San Francisco, California
(Principal Business: Investment Management)

MALCOLM R. RILEY, Partner
Riley/Pearlman/Mitchell Company, Los Angeles, California
(Principal Business: Shopping Center Development and Management)

ARTHUR G. VON THADEN, President and Chief Executive Officer
BRE Properties, Inc., San Francisco, California
(Principal Business: Real Estate Investment)








From left: Malcolm R. Riley, Arthur G. von Thaden, Eugene P. Carver, and C. Preston Butcher. Not pictured: John McMahan

[Logo]

BRE Properties, Inc.
One Montgomery Street, Suite 2500
Telesis Tower, San Francisco
California 94104-5525

(415) 445-6530 telephone
(415) 445-6505 fax