Form 10-K, Exhibit 13
period 1995-07-31
BRE PROPERTIES INC
filed 1995-10-24
CIK 9677

BALANCE SHEETS
BRE Properties, Inc.

----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
                                                                                     July 31
                                                                           -------------------------
(Dollar amounts in thousands)                                                    1995           1994
----------------------------------------------------------------------------------------------------
ASSETS
Equity investments in real estate. . . . . . . . . . . . . . . . . . .       $377,175       $325,519
  Less: Accumulated depreciation and amortization  . . . . . . . . . .        (47,811)       (41,264)
                                                                           -------------------------
                                                                              329,364        284,255
Investments in limited partnerships. . . . . . . . . . . . . . . . . .          1,181          1,109
                                                                           -------------------------
    Real estate portfolio. . . . . . . . . . . . . . . . . . . . . . .        330,545        285,364
Mortgage loans . . . . . . . . . . . . . . . . . . . . . . . . . . . .          7,409          4,516
Allowance for possible investment losses . . . . . . . . . . . . . . .         (1,250)        (1,000)
                                                                           -------------------------
                                                                              336,704        288,880
Cash and short-term investments. . . . . . . . . . . . . . . . . . . .          4,462         28,938
Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          6,720          5,077
                                                                           -------------------------
      TOTAL ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . .       $347,886       $322,895
                                                                           -------------------------
                                                                           -------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and other liabilities . . . . . . . . . . . . . . . .       $  4,116       $  3,466
Mortgage loans payable . . . . . . . . . . . . . . . . . . . . . . . .        100,828         73,944
                                                                           -------------------------
    Total liabilities. . . . . . . . . . . . . . . . . . . . . . . . .        104,944         77,410
                                                                           -------------------------
  Shareholders' equity:
  Class A common stock, $.01 par value, 50,000,000 shares authorized.
    Shares issued and outstanding 10,962,065 in 1995 and
      10,916,483 in 1994 . . . . . . . . . . . . . . . . . . . . . . .            109            109
  Additional paid-in capital . . . . . . . . . . . . . . . . . . . . .        212,127        211,340
  Undistributed net realized gain on sales of properties . . . . . . .         30,706         34,036
                                                                           -------------------------
    Total shareholders' equity . . . . . . . . . . . . . . . . . . . .        242,942        245,485
                                                                           -------------------------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY . . . . . . . . . . .       $347,886       $322,895
                                                                           -------------------------
                                                                           -------------------------


                                               See notes to financial statements

STATEMENTS OF INCOME
BRE Properties, Inc.

----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
                                                                        Years ended July 31
                                                               -------------------------------------
 (Dollar amounts in thousands)                                    1995         1994             1993
----------------------------------------------------------------------------------------------------
 REVENUE
 Rental income . . . . . . . . . . . . . . . . . . . .         $60,158        $51,374        $42,504
 Interest income on mortgage loans . . . . . . . . . .             663            516            548
 Interest income on short-term investments . . . . . .             616            845            808
 Income from limited partnerships. . . . . . . . . . .             513            495            603
 Other income. . . . . . . . . . . . . . . . . . . . .             644            349            232
                                                               -------------------------------------
         Total revenue . . . . . . . . . . . . . . . .          62,594         53,579         44,695
                                                               -------------------------------------
 EXPENSES
 Real estate expenses. . . . . . . . . . . . . . . . .          19,643         16,970         12,886
 Provision for depreciation and amortization . . . . .           7,658          6,674          5,453
 Interest expense. . . . . . . . . . . . . . . . . . .           7,117          4,547          6,551
 General and administrative. . . . . . . . . . . . . .           4,991          3,631          3,192
                                                               -------------------------------------
         Total expenses. . . . . . . . . . . . . . . .          39,409         31,822         28,082
                                                               -------------------------------------
 Income before gain on sales of investments. . . . . .          23,185         21,757         16,613
 Gain on sales of investments. . . . . . . . . . . . .           2,633            626         10,966
   Less: Related advisory fee. . . . . . . . . . . . .            (263)           (78)        (1,097)
                                                               -------------------------------------
 Net gain on sales of investments. . . . . . . . . . .           2,370            548          9,869
                                                               -------------------------------------
 Provision for possible investment losses. . . . . . .          (2,000)
                                                               -------------------------------------
         NET INCOME. . . . . . . . . . . . . . . . . .         $23,555        $22,305        $26,482
                                                               -------------------------------------
                                                               -------------------------------------
 Net income per share:
   Primary:
     Income before gain on sales of investments. . . .         $  2.12        $  1.99        $  1.89
     Net gain on sales of investments. . . . . . . . .             .21            .05           1.13
     Provision for possible investment losses. . . . .            (.18)
                                                               -------------------------------------
         NET INCOME. . . . . . . . . . . . . . . . . .         $  2.15        $  2.04        $  3.02
                                                               -------------------------------------
                                                               -------------------------------------
         Fully diluted net income. . . . . . . . . . .         $  2.15        $  2.04        $  2.74
                                                               -------------------------------------
                                                               -------------------------------------


                                               See notes to financial statements

STATEMENTS OF CASH FLOWS
BRE Properties, Inc.

--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
                                                                                  Years ended July 31
                                                                         -------------------------------------
 (Dollar amounts in thousands)                                              1995           1994           1993
--------------------------------------------------------------------------------------------------------------
 Cash flow from operating activities:
 Net income. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $23,555        $22,305        $26,482
 Non-cash revenues and expenses included in income:
   Net gain on tax-deferred exchanges. . . . . . . . . . . . . . . . .    (2,370)                       (9,339)
   Net gain on other sales . . . . . . . . . . . . . . . . . . . . . .                     (548)          (530)
   Provision for depreciation and amortization . . . . . . . . . . . .     7,658          6,674          5,453
   Provision for possible investment losses. . . . . . . . . . . . . .     2,000
 Decrease (increase) in other assets . . . . . . . . . . . . . . . . .    (1,643)          (661)           671
 Increase (decrease) in accounts payable and other liabilities . . . .       650           (522)           375
 Other (increase) decrease . . . . . . . . . . . . . . . . . . . . . .      (517)           844         (2,099)
                                                                         -------------------------------------
         CASH FLOWS GENERATED BY OPERATING ACTIVITIES. . . . . . . . .    29,333         28,092         21,013
                                                                         -------------------------------------
 Cash flow from investing activities:
 Equity investments:
   Property purchased. . . . . . . . . . . . . . . . . . . . . . . . .   (17,623)       (37,106)       (30,149)
     Subsequent improvements to property purchased . . . . . . . . . .      (131)          (229)
     Apartment expansion . . . . . . . . . . . . . . . . . . . . . . .    (1,688)        (4,451)
   Invested in property acquired through tax-deferred exchange:
     Mortgage loan proceeds  . . . . . . . . . . . . . . . . . . . . .                                 (17,500)
     Cash. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (248)                       (1,556)
   Space preparation and tenant improvements:
     Shopping centers. . . . . . . . . . . . . . . . . . . . . . . . .    (2,935)        (1,224)        (1,329)
     Light industrial, warehouse and office. . . . . . . . . . . . . .      (765)        (1,642)          (396)
   Reconditioning of light industrial and warehouse buildings. . . . .      (122)          (838)           (34)
   Improvements to existing apartments . . . . . . . . . . . . . . . .      (251)          (222)           (71)
   Proceeds from the sale of property. . . . . . . . . . . . . . . . .                    9,189
 New mortgage loans funded . . . . . . . . . . . . . . . . . . . . . .    (3,100)
 Principal payments and satisfactions on mortgage loans receivable . .       207            320            418
                                                                         -------------------------------------
         NET CASH FLOWS USED IN INVESTING ACTIVITIES . . . . . . . . .   (26,656)       (36,203)       (50,617)
                                                                         -------------------------------------
 Cash flow from financing activities:
   Mortgage loans payable:
     New mortgage loans. . . . . . . . . . . . . . . . . . . . . . . .                   19,718         36,442
     Prepayments . . . . . . . . . . . . . . . . . . . . . . . . . . .                   (1,017)        (5,147)
     Other principal payments  . . . . . . . . . . . . . . . . . . . .    (1,055)          (689)          (694)
   Proceeds from grants of restricted shares and exercises
     of stock options. . . . . . . . . . . . . . . . . . . . . . . . .       787            128             64
   Net proceeds from public stock offering . . . . . . . . . . . . . .                                  54,971
   Redemption of 9 1/2% debentures . . . . . . . . . . . . . . . . . .                                    (703)
   Dividends paid. . . . . . . . . . . . . . . . . . . . . . . . . . .   (26,885)       (26,200)       (20,066)
                                                                         -------------------------------------
         NET CASH FLOWS GENERATED BY (USED IN) FINANCING ACTIVITIES. .   (27,153)        (8,060)        64,867
                                                                         -------------------------------------
 Increase (decrease) in cash and short-term investments. . . . . . . .   (24,476)       (16,171)        35,263
 Balance at beginning of year. . . . . . . . . . . . . . . . . . . . .    28,938         45,109          9,846
                                                                         -------------------------------------
         Balance at end of year. . . . . . . . . . . . . . . . . . . .   $ 4,462        $28,938        $45,109
                                                                         -------------------------------------
                                                                         -------------------------------------


                                               See notes to financial statements

STATEMENTS OF SHAREHOLDERS' EQUITY
BRE Properties, Inc.

--------------------------------------------------------------------------------------------------------------
                                                                                  Years ended July 31
                                                                        --------------------------------------
 (Dollar amounts in thousands)                                              1995           1994           1993
--------------------------------------------------------------------------------------------------------------
 COMMON STOCK
   Balance at beginning of year. . . . . . . . . . . . . . . . . . . .  $    109       $    109       $     79
   Sale of shares. . . . . . . . . . . . . . . . . . . . . . . . . . .                                      15
   Conversion of debentures. . . . . . . . . . . . . . . . . . . . . .                                      15
                                                                        --------------------------------------
     Balance at end of year. . . . . . . . . . . . . . . . . . . . . .       109            109            109
                                                                        --------------------------------------

 ADDITIONAL PAID-IN CAPITAL
   Balance at beginning of year. . . . . . . . . . . . . . . . . . . .   211,340        211,212        110,701
   Sale of shares. . . . . . . . . . . . . . . . . . . . . . . . . . .                                  54,971
   Conversion of debentures. . . . . . . . . . . . . . . . . . . . . .                                  45,476
   Restricted shares granted and stock options exercised . . . . . . .       787            128             64
                                                                        --------------------------------------
     Balance at end of year. . . . . . . . . . . . . . . . . . . . . .   212,127        211,340        211,212
                                                                        --------------------------------------

 UNDISTRIBUTED NET REALIZED GAIN ON SALES OF PROPERTIES
   Balance at beginning of year. . . . . . . . . . . . . . . . . . . .    34,036         37,931         31,515
   Net income for year . . . . . . . . . . . . . . . . . . . . . . . .    23,555         22,305         26,482
   Cash dividends paid -- $2.46 per share in 1995 and
       $2.40 per share in 1994 and 1993. . . . . . . . . . . . . . . .   (26,885)       (26,200)       (20,066)
                                                                        --------------------------------------
     Balance at end of year. . . . . . . . . . . . . . . . . . . . . .    30,706         34,036         37,931
                                                                        --------------------------------------
     Total shareholders' equity. . . . . . . . . . . . . . . . . . . .  $242,942       $245,485       $249,252
                                                                        --------------------------------------
                                                                        --------------------------------------


                                               See notes to financial statements

NOTES TO FINANCIAL STATEMENTS

BRE Properties, Inc.

--------------------------------------------------------------------------------
A -- ACCOUNTING POLICIES

The significant accounting policies affecting the financial statements of BRE Properties, Inc. are summarized as follows:

INCOME TAXES -- Every year since its founding in 1970, BRE has qualified as a real estate investment trust as defined in the Internal Revenue Code. BRE intends to continue operating as a qualified real estate investment trust, and, as such, will not be taxed on that portion of its taxable income which is distributed to shareholders, provided that at least 95% of its real estate investment trust taxable income is distributed. The company intends to distribute substantially all of its taxable income. Accordingly, no provision for income taxes has been made in the financial statements. Under current tax laws, distributions to shareholders are based upon taxable income, which may differ from financial accounting income. For example, gain on sales of investments may be reportable at the time of the sale for financial accounting purposes but may, in certain circumstances, be deferred for tax purposes. In addition, depreciation expense on property acquired through tax-deferred exchanges is higher for financial statement purposes than for tax purposes. Therefore, taxable income is higher than reportable income on such properties.

ALLOWANCE FOR POSSIBLE INVESTMENT LOSSES -- The company follows the practice of establishing an allowance for possible investment losses based upon management's regular evaluation of the recoverability of each investment in the portfolio.

DEPRECIATION AND AMORTIZATION -- Depreciation and amortization on equity investments, which are carried at cost, is computed by the straight-line method at rates based upon the expected economic lives of the assets, which range from 35 to 45 years for buildings and 5 to 25 years for other property.

EXPENSES AND CAPITALIZED COSTS -- At apartments, costs of replacements, such as appliances, carpets and drapes, are expensed. Leasing commissions and tenant improvement costs for retail and commercial properties are expensed when the lease term is less than five years and capitalized on leases of five years or more and amortized, using the straight-line method, over the expected economic lives of the assets, which range from 5 to 25 years. For all properties, improvements and betterments that add to the value of the property are capitalized.

CASH AND CASH EQUIVALENTS -- BRE considers cash deposits with financial institutions and short-term investments with initial maturities of 90 days or less to be cash equivalents.

FAIR VALUE OF FINANCIAL INSTRUMENTS -- The carrying amounts reported in the balance sheet for financial instruments approximate their fair values.

NET INCOME PER SHARE -- Net income per share is based upon the weighted average shares outstanding during the year.

RECLASSIFICATION -- Certain reclassifications have been made to the 1994 and 1993 financial statements to conform to the presentation of the 1995 financial statements.

--------------------------------------------------------------------------------
B -- INVESTMENTS

Twenty-two wholly owned apartment communities are rented to a large number of tenants under various operating lease agreements having expiration dates ranging from one month to a year. The carrying value of these investments and the revenue they produced for the two years ended July 31, are as follows:


(In thousands)                                          1995           1994
----------------------------------------------------------------------------
Land . . . . . . . . . . . . . . . . . . . .        $ 47,841       $ 37,511
Improvements . . . . . . . . . . . . . . . .         202,133        158,724
                                                    -----------------------
                                                     249,974        196,235
Less: Depreciation and amortization. . . . .         (20,485)       (15,750)
                                                    -----------------------
                                                    $229,489       $180,485
                                                    -----------------------
                                                    -----------------------
Total revenue. . . . . . . . . . . . . . . .        $ 40,905       $ 31,043
                                                    -----------------------
                                                    -----------------------

During fiscal 1995, BRE purchased 1,301 apartment units in seven communities in Tucson, Arizona. The total cost was $51,670,000, consisting of $27,939,000 principal amount of mortgages assumed and $17,871,000 in cash. In addition, $5,860,000 was reinvested into these Tucson apartments as the proceeds from tax-deferred exchanges: 515 Ellis, in Mountain View, California and Marymoor Warehouse, in Redmond, Washington.

In addition, during the year ended July 31, 1995, construction was completed of a 116-unit expansion of the 200-unit Scottsdale Cove Apartments in Scottsdale, Arizona, bringing the total number of units to 316. The cost of the expansion was $6,139,000, $1,688,000 of which was invested during the year ended July 31, 1995, including $106,000 of capitalized interest expense.

BRE has entered into a development and option agreement with Picerne Development Corporation (Picerne), an Arizona corporation, which is a wholly owned subsidiary of Picerne Investment Corporation, a privately held apartment developer headquartered in Rhode Island. Picerne is developing Arcadia Cove, a 432-unit apartment complex in Phoenix, Arizona. The development is being financed through two loans made by Wells Fargo Bank. The two loans are for $4,226,000 (standing loan) and $19,125,000 (construction loan), for a total of $23,351,000. As of July 31, 1995, $7,603,000 was outstanding under the loans. BRE has guaranteed repayment of the loans and has the right to acquire the property at or before completion of construction, which is currently expected in mid-1996. BRE has made, or is committed to make, monthly option payments to Picerne as follows:


(In thousands)
----------------------------------------------------------------------------
December 94 . . . . . . . . . . . . . . . . . . . . . . . . . . .     $  220
February 95 - July 95  . . . . . . . . . .   $ 60 x 6 months             360
August 95 - December 95  . . . . . . . . .    160 x 5 months             800
January 96 - March 96  . . . . . . . . . .    100 x 3 months             300
April 96 - May 96  . . . . . . . . . . . .     20 x 2 months              40
                                                                      ------
  Estimated total option payments . . . . . . . . . . . . . . .       $1,720
                                                                      ------
                                                                      ------

BRE's estimated total cost for the property, including marketing expenses during construction, is $23,900,000.

In addition, BRE has committed to purchase two phases of Newport Landing Apartments, in Glendale, Arizona. Phase I includes 240 units constructed in 1987. This property is scheduled for purchase in September 1995, for $9,235,000. Phase II is also planned to include 240 units, with construction expected to begin during the Fall of 1995 and be completed 12 months thereafter. Picerne, which owns Phase I, will be developing Phase II for BRE. The cost for Phase II is projected to be $12,784,000.

Subsequent to July 31, 1995, the company committed to purchase an additional 266 units to be built near Portland, Oregon at a price of $16,350,000. Construction is underway, with completion expected in the spring of 1996. BRE will purchase the property following its completion in accordance with plans and specifications.

Properties owned, other than wholly owned apartments, are leased to tenants under long-term operating leases expiring in various years through 2018. The carrying value of these properties for the two years ended July 31, is as follows:

(In thousands)                                       1995         1994
----------------------------------------------------------------------
Land leases  . . . . . . . . . . . . . . . .     $  8,325     $  8,325
Land . . . . . . . . . . . . . . . . . . . .       22,102       22,704
Improvements . . . . . . . . . . . . . . . .       96,774       98,255
                                                 ---------------------
                                                  127,201      129,284
Less: Depreciation and amortization  . . . .      (27,326)     (25,514)
                                                 ---------------------
                                                 $ 99,875     $103,770
                                                 ---------------------
                                                 ---------------------

The future minimum lease payments under these operating leases at July 31, 1995 are as follows:


(In thousands)
----------------------------------------------------------------------
1996 . . . . . . . . . . . . .$11,417    1999. . . . . . . . . $ 8,308
1997 . . . . . . . . . . . . .$10,679    2000. . . . . . . . . $ 6,599
1998 . . . . . . . . . . . . .$ 8,762    Thereafter. . . . . . $27,431

The operating leases on apartments which are land lease investments, and certain leases with tenants at wholly owned shopping centers, provide for percentage rents based upon the gross revenue of the tenants. These percentage rents are in excess of stipulated minimums. Percentage rents under these operating leases, which are included in rental income, amounted to:


(In thousands)                                1995           1994         1993
------------------------------------------------------------------------------
Percentage rent
  Portion attributable to:
  Land leases. . . . . . . . . . . . . .    $5,098         $4,783       $4,682
  Wholly owned real estate . . . . . . .       188            285          374
  Properties sold. . . . . . . . . . . .                                   279
                                            ----------------------------------
Total percentage rent  . . . . . . . . .    $5,286         $5,068       $5,335
                                            ----------------------------------
                                            ----------------------------------

The carrying value of BRE's equity investments (before deduction for accumulated depreciation) for the two years ended July 31, is as follows:


(In thousands)                                               1995          1994
-------------------------------------------------------------------------------
For financial statement purposes . . . . . . . . .       $377,175      $325,519
Less: Tax-deferred gains . . . . . . . . . . . . .        (62,307)      (59,784)
                                                         ----------------------
For federal income tax purposes  . . . . . . . . .       $314,868      $265,735
                                                         ----------------------
                                                         ----------------------

--------------------------------------------------------------------------------
C -- LINES OF CREDIT

At July 31, 1995, two banks had extended to the company unsecured lines of credit aggregating $30,000,000 and maturing November 30, 1995. No borrowings under these lines of credit were outstanding during the fiscal year. In connection with these arrangements, a fee is charged on the committed amount.

--------------------------------------------------------------------------------
D -- LONG-TERM DEBT

The company has acquired certain equity investments which are subject to existing mortgage loans payable and has obtained mortgage loans on other equity investments. The following data pertain to mortgage loans payable at July 31:


(In thousands)                                             1995            1994
-------------------------------------------------------------------------------
Mortgage loans payable . . . . . . . . . . .           $100,828        $ 73,944
Cost of equity investments securing
  mortgage loans payable . . . . . . . . . .           $157,320        $119,523
Annual principal and interest
  payments . . . . . . . . . . . . . . . . .           $  8,642        $  6,574
Remaining terms of mortgage
  loans payable. . . . . . . . . . . . . . .       3 - 34 years      1-11 years
Effective interest rates . . . . . . . . . .          5.5 - 8.4%      5.6 - 8.4%

Included in mortgages payable is $9,240,000 of tax-exempt debt with a variable interest rate, which was 3.9% at July 31, 1995. The effective interest rate on this debt is 5.5%, which includes amortization of related fees and costs.

Scheduled principal repayments required on mortgage loans payable for the next five years are as follows:

(In thousands)
----------------------------------------------------------------------
1996 . . . . . . . . . . . . .$1,285     1999. . . . . . . . . $ 1,485
1997 . . . . . . . . .   . . .$1,395     2000. . . . . . . . . $21,616
1998 . . . . . . . . .   . . .$2,404

The payments due in 1998 include a balloon payment of $1,009,000 on El Camino Shopping Center. The payments due in 2000 include $20,198,000 of balloon payments, $16,205,000 on Montanosa Apartments and $3,993,000 on Camino Seco Village Apartments.

Interest expense on mortgage loans payable aggregated $6,981,000 in 1995, $4,429,000 in 1994 and $2,930,000 in 1993. Total interest paid on long-term debt did not differ materially from interest expense.

--------------------------------------------------------------------------------
E -- STOCK OPTION PLANS

EMPLOYEE PLAN -- The 1984 and 1992 Stock Option Plans ("Plans") provide for the issuance of Incentive Stock Options, Non-Qualified Stock Options, and Restricted Shares. The maximum number of shares that may be issued under the Plans is 675,000. The option price may not be less than the fair market value of a share on the date that the Option is granted. Changes in options outstanding during the years ended July 31 were as follows:

                                              1995           1994          1993
-------------------------------------------------------------------------------
Balance at beginning of year . . . . . .   239,600        187,020       157,850
Granted  . . . . . . . . . . . . . . . .    88,000         56,500        56,000
Exercised  . . . . . . . . . . . . . . .   (32,500)        (1,920)      (19,830)
Canceled . . . . . . . . . . . . . . . .                   (2,000)       (7,000)
                                           ------------------------------------
Balance at end of year . . . . . . . . .   295,100        239,600       187,020
                                           ------------------------------------
                                           ------------------------------------
Exercisable  . . . . . . . . . . . . . .   199,350        156,100       110,020
                                           ------------------------------------
                                           ------------------------------------
Restricted Shares granted  . . . . . . .    13,082          2,850         2,000
                                           ------------------------------------
                                           ------------------------------------
Shares available for
  granting future options  . . . . . . .   271,968        373,050       430,400
                                           ------------------------------------
                                           ------------------------------------

In addition to the options granted under the Plans, the Directors granted an option for 50,000 shares (at $30.63) to Frank C. McDowell, appointed June 5, 1995 as President and Chief Executive Officer. This option for 50,000 shares was registered with the Securities and Exchange Commission on a Form S-8 and is not part of the Plans.

At July 31, 1995, the price of shares under option ranged from $25.94 to $35.19, with an average price of $31.05. Expiration dates ranged from August 19, 1995 through June 4, 2005. Stock options were exercised during the year on options originally granted at prices ranging from $30.63 to $30.75.

In addition, at July 31, 1995, 21,532 Restricted Shares were outstanding at grant prices ranging from $25.94 to $35.19 per share.

NON-EMPLOYEE DIRECTOR STOCK PLAN -- At the November 22, 1994 annual meeting, the shareholders approved the 1994 Non-Employee Director Stock Plan, which provides for the issuance of 2,500 Non-Qualified Stock Options per year to each non-employee director. The maximum number of shares that may be issued under the Plan is 125,000. As with the Employee Plan, the option price may not be less than the fair market value of a share on the date the Option is granted. Changes in options outstanding during the year ended July 31 were as follows:

                                                              1995
------------------------------------------------------------------
Balance at beginning of year . . . . . . . . . . . . . .       --
Granted  . . . . . . . . . . . . . . . . . . . . . . . .   12,500
Canceled . . . . . . . . . . . . . . . . . . . . . . . .   (2,500)
                                                          -------
Balance at end of year . . . . . . . . . . . . . . . . .   10,000
                                                          -------
Exercisable  . . . . . . . . . . . . . . . . . . . . . .       --
                                                          -------
Shares available for granting future options . . . . . .  115,000
                                                          -------
                                                          -------

At July 31, 1995, the price of shares under option was $30.50.
All the outstanding options had an expiration date of September 25, 2004.


--------------------------------------------------------------------------------
F -- SHAREHOLDER RIGHTS

On August 14, 1989, the Directors adopted a Shareholder Rights Plan and declared a dividend distribution of one Right for each share of the company's common stock outstanding on September 7, 1989.

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


--------------------------------------------------------------------------------
G -- PENSION PLAN

The company has a defined contribution profit sharing plan covering all employees with more than one year of continuous full-time employment. In addition to employee elective deferrals, the company currently contributes an amount equal to 10% of the compensation expense of participating employees. The amounts contributed were $139,000 in 1995, $145,000 in 1994 and $113,000 in 1993.


--------------------------------------------------------------------------------
H -- TRANSACTIONS WITH RELATED PARTIES

On June 5, 1995, BRE appointed Frank C. McDowell to fill the position of President and Chief Executive Officer. As part of his compensation, the company granted Mr. McDowell an option to purchase 20,000 shares of common stock at the current market price of $30.63. In connection with this grant, the company made a recourse loan to Mr. McDowell to permit him to exercise the option immediately. The interest rate on the five-year loan is 8.25%, equal to the initial dividend yield on the shares so purchased. The loan, initially for $612,500, may be forgiven in whole or in part upon the achievement of certain performance goals for BRE related to growth in assets, funds from operations and stock price. The portion of the loan subject to the forgiveness provisions ($612,500 at July 31, 1995) is reflected as an offset to shareholders' equity.


--------------------------------------------------------------------------------
I -- LITIGATION

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


--------------------------------------------------------------------------------
J -- DIVIDEND DECLARATION

On August 28, 1995, a dividend was declared of $.63 per share payable September 28, 1995 to shareholders of record September 8, 1995.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
K -- QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The unaudited quarterly results of operations for the years ended July 31, 1995 and 1994 are as follows:

                                                                 Year ended July 31, 1995
                                               -----------------------------------------------------
                                                                      Quarter ended
                                               -----------------------------------------------------
                                               July 31,       Apr. 30,       Jan. 31,       Oct. 31,
(In thousands, except per share data)             1995            1995           1995           1994
----------------------------------------------------------------------------------------------------
Revenue. . . . . . . . . . . . . . . . . . .  $  16,183      $  15,931      $  15,791      $  14,689
Income before gain on sales of investments .      5,993          5,793          5,942          5,457
Net gain on sales of investments . . . . . .                     1,120          1,250
Provision for possible investment losses . .                    (2,000)
                                               -----------------------------------------------------
Net income . . . . . . . . . . . . . . . . .   $  5,993       $  4,913       $  7,192       $  5,457
                                               -----------------------------------------------------
                                               -----------------------------------------------------

Per share
Income before gain on sales of investments .     $  .55         $  .53         $  .55         $  .50
Net gain on sales of investments . . . . . .                       .10            .11
Provision for possible investment losses . .                      (.18)
                                               -----------------------------------------------------
Net income . . . . . . . . . . . . . . . . .     $  .55         $  .45         $  .66         $  .50
                                               -----------------------------------------------------
                                               -----------------------------------------------------

                                                                 Year ended July 31, 1995
                                               -----------------------------------------------------
                                                                      Quarter ended
                                               -----------------------------------------------------
                                               July 31,       Apr. 30,       Jan. 31,       Oct. 31,
                                                   1994           1994           1994           1993
----------------------------------------------------------------------------------------------------
Revenue. . . . . . . . . . . . . . . . . . .  $  14,370      $  13,184      $  13,285      $  12,740
Income before gain on sales of investments .      5,873          5,412          5,479          4,993
Net gain on sales of investments . . . . . .        395                           153
                                               -----------------------------------------------------
Net income . . . . . . . . . . . . . . . . .   $  6,268       $  5,412       $  5,632       $  4,993
                                               -----------------------------------------------------
                                               -----------------------------------------------------

Per share
Income before gain on sales of investments .     $  .53         $  .50         $  .50         $  .46
Net gain on sales of investments . . . . . .        .04                           .01
                                               -----------------------------------------------------
Net income . . . . . . . . . . . . . . . . .     $  .57         $  .50         $  .51         $  .46
                                               -----------------------------------------------------
                                               -----------------------------------------------------

MANAGEMENT'S RESPONSIBILITY FOR
FINANCIAL REPORTING

To the Shareholders of BRE Properties, Inc.:

The management of BRE Properties, Inc. is responsible for the integrity and objectivity of the financial statements. The financial statements were prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods and are free of material misstatements. Management is also responsible for preparing the other financial information included in this annual report and is responsible for its accuracy and consistency with the financial statements. Both the financial statements and the other financial information include amounts that are based on management's best estimates and judgments.

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

The Audit Committee of the Board is composed entirely of independent directors and meets periodically with Ernst & Young LLP, the independent auditors, to discuss financial reporting and internal control issues. The independent auditors are elected each year at the annual shareholders' meeting based on the recommendation of the Audit Committee and the Board. Ernst & Young LLP has full and free access to the Audit Committee.


/S/ FRANK C. MCDOWELL
Frank C. McDowell
President and Chief Executive Officer


/S/ HOWARD E. MASON, JR.
Howard E. Mason, Jr.
Senior Vice President, Finance
Chief Financial and Accounting Officer

August 28, 1995


REPORT OF ERNST & YOUNG LLP,
INDEPENDENT AUDITORS

To the Shareholders and Directors of BRE Properties, Inc.:

We have audited the accompanying balance sheets of BRE Properties, Inc. as of July 31, 1995 and 1994, and the related statements of income, shareholders' equity, and cash flows for each of the three years in the period ended July 31, 1995. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BRE Properties, Inc. at July 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended July 31, 1995 in conformity with generally accepted accounting principles.



/S/ ERNST & YOUNG LLP

San Francisco, California

August 28, 1995
                                                                              10

SELECTED FINANCIAL DATA
BRE Properties, Inc.

--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
                                                                             Years ended July 31
                                                           ---------------------------------------------------
(Dollar amounts in thousands, except per share data)       1995       1994       1993         1992        1991
--------------------------------------------------------------------------------------------------------------
OPERATING RESULTS
Revenues . . . . . . . . . . . . . . . . . . . . . .  $  62,594  $  53,579  $  44,695    $  39,639   $  40,340
Net income . . . . . . . . . . . . . . . . . . . . .     23,555     22,305     26,482       20,292      15,342
Less:   Net gain on sales of investments . . . . . .     (2,370)      (548)    (9,819)      (5,697)
        Nonrecurring income received . . . . . . . .                                                      (150)
Plus:   Provision for depreciation and
        amortization . . . . . . . . . . . . . . . .      7,658      6,674      5,453        4,629       4,666
        Provision for possible investment losses . .      2,000
                                                       -------------------------------------------------------
Funds from operations. . . . . . . . . . . . . . . .     30,843     28,431     22,116       19,224      19,858
Dividends paid . . . . . . . . . . . . . . . . . . .     26,885     26,200     20,066       19,004      18,989
        Payout ratio . . . . . . . . . . . . . . . .         87%        92%        91%          99%         96%

Per share data
Income before gain on sales of investments . . . . .  $    2.12  $    1.99  $    1.89    $    1.84   $    1.94
Net gain on sales of investments . . . . . . . . . .        .21        .05       1.13          .72
Provision for possible investment losses . . . . . .       (.18)
                                                       -------------------------------------------------------
        Net income . . . . . . . . . . . . . . . . .       2.15       2.04       3.02         2.56        1.94
Dividends paid . . . . . . . . . . . . . . . . . . .       2.46       2.40       2.40         2.40        2.40
Average shares outstanding . . . . . . . . . . . . .     10,941     10,933      8,774        7,920       7,912

Financial position
Total assets . . . . . . . . . . . . . . . . . . . .   $347,886   $322,895  $ 299,932     $208,882    $210,005
Real estate portfolio. . . . . . . . . . . . . . . .    378,356    326,628    284,134      221,965     213,871
Cash and short-term investments. . . . . . . . . . .      4,462     28,938     45,109        9,846      14,445
Long-term debt . . . . . . . . . . . . . . . . . . .    100,828     73,944     46,692       62,974      65,636
Shareholders' equity . . . . . . . . . . . . . . . .    242,942    245,485    249,262      142,295     140,850
--------------------------------------------------------------------------------------------------------------

11

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION


BRE continues to expand its apartment portfolio, purchasing 1,301 units in seven communities during the fiscal year ended July 31, 1995. The company also completed its 116-unit expansion of the Scottsdale Cove Apartments. The new investments have been financed through tax-deferred exchanges of existing properties, assumption of non-recourse mortgage loans and cash on hand. In addition, BRE has under development 672 units in Phoenix, Arizona. Apartments represent approximately 76% of BRE's portfolio, based on its estimated current fair value.

-------------------------------------------------------------------------------
LIQUIDITY AND CAPITAL RESOURCES

The company's liquidity and capital resources include its cash and short-term investments, long-term first mortgage debt, common stock and funds available through bank borrowings. At July 31, 1995, cash and short-term investments totaled $4,462,000, compared to $28,938,000 in 1994 and $45,109,000 in 1993. The significant sources and uses of funds during the year are discussed below, as are cash commitments.

BRE acquired the following apartment communities, all located in Tucson, Arizona, during the fiscal year ended July 31, 1995:


(Dollar amounts in thousands)
                                                                   Principal
                                                                   Amount of
                          Number                                   Mortgages        Interest
Name                     of Units       Cost          Cash          Assumed           Rate
--------------------------------------------------------------------------------------------
Camino Seco Village        168        $ 6,695        $    --(1)     $ 4,238           8.00%
Casas Lindas               144          7,564          7,564             --             --
Colonia del Rio            176          8,868          3,558          5,310           8.00
Fountain Plaza             197          4,535          1,384          3,151           7.50
Hacienda del Rio           248          9,296            248(1)       5,645           6.45
Oracle Village             144          6,046          1,826          4,220           7.80
SpringHill                 224          8,666          3,291          5,375           8.00
-------------------------------------------------------------------------------------------
   Total                 1,301       $ 51,670       $ 17,871       $ 27,939
                        -------------------------------------------------------------------

(1) The cash investments in Camino Seco Village and Hacienda del Rio do not include $2,457 and $3,403, respectively, in proceeds from tax-deferred exchanges for 515 Ellis, in Mountain View, California, and Marymoor Warehouse, in Redmond, Washington.

Since their acquisition, an additional $131,000 has been invested in these properties.

The mortgages on Fountain Plaza and Hacienda del Rio are fully amortizing, with final maturities in 2028. The four other mortgages assumed mature in the fiscal years 2000 and 2001, with aggregate balloon payments of $17,932,000 due at those times. Depending on market conditions at maturity, the company may choose, among other things, to renegotiate the terms with the existing lenders, refinance the properties with other lenders or sell assets to repay the balloon amounts.

Concurrent with the purchase of these apartment communities, BRE also funded two second mortgage loans (one in November 1994 and the other in July 1995), each for $1,500,000, aggregating $3,000,000, to entities affiliated with the seller. Each loan bears interest at 10% for one year. One loan is secured by a second mortgage loan on a 254-unit apartment project in Tucson. The second loan is secured by a first mortgage on two parcels of undeveloped land in Tucson, plus a personal guarantee from the principals of the borrower. Providing that no event of default has occurred, the borrowers on each loan may request a one-year extension, during which time the interest rate rises to 11%, and a second one-year extension, during which time the interest rate rises to 12%

During the year ended July 31, 1995, construction was completed of a 116-unit expansion of the 200-unit Scottsdale Cove Apartments in Scottsdale, Arizona, bringing the total number of units to 316. The total cost of the expansion was $6,139,000, $1,688,000 of which was invested during the year ended July 31, 1995.

As discussed further in Results of Operations, BRE has increased occupancy at The Hub and El Camino shopping centers during fiscal 1995. Costs incurred for space preparation and improvements for new tenants totaled $2,000,000 at The Hub and $935,000 at El Camino. In addition, BRE invested $749,000 related to a new tenant at 515 Ellis, which was subsequently sold for a reportable net gain of $1,120,000.

Cash commitments at July 31, 1995 include the September 28, 1995 dividend payment of approximately $6,906,000 and the $9,235,000 purchase price for the 240-unit first phase of the Newport Landing Apartments (scheduled to close during the first quarter of fiscal 1996, which ends October 31, 1995). The acquisition may be funded through a tax-deferred exchange for the Pomona Warehouse property or by a combination of cash on hand and borrowings under the existing lines of credit.

In addition, as more fully discussed in Note B of Notes to Financial Statements, BRE plans to acquire Arcadia Cove, a 432-unit apartment community currently under development, the 240-unit second phase of Newport Landing, and 266 units to be built, in the summer of fiscal 1996. The aggregate purchase price for these properties is approximately $53,034,000 (including, in the case of Arcadia Cove, option payments made by the company). These acquisitions may be funded through a combination of tax-deferred exchanges and borrowings under the existing lines of credit.

BRE has reached agreement with an institutional lender to borrow, on a non-recourse basis, $12,000,000 secured by the Verandas Apartments in Union City, California. The loan has a 10-year term, with amortization based on 30 years, and a fixed interest rate of 7.3%. The loan is expected to fund in the first quarter of fiscal 1996, subject to customary closing conditions.

In addition to cash and short-term investments, the company has unused bank lines of credit totaling $30,000,000, which are available to make real estate equity investments and to finance tenant improvements at existing properties. There were no borrowings under these lines of credit at July 31, 1995. Both banks have offered to increase the size of the lines of credit and to extend the maturity. Terms are being negotiated.

Management believes that its liquidity and financial resources are sufficient to meet anticipated cash requirements.
-------------------------------------------------------------------------------
RESULTS OF OPERATIONS

Funds from operations totaled $30,843,000 in fiscal 1995, up 8% from $28,431,000 in 1994, which was up 29% from $22,116,000 in 1993. The increases in 1995 and 1994 were primarily due to the contribution from the newly acquired apartment communities. Dividends paid to shareholders totaled $26,885,000 in 1995, $26,200,000 in 1994 and $20,066,000 in 1993.


Funds from operations is defined as net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus provisions for depreciation, amortization and possible investment losses. Because income-producing properties are typically evaluated without taking into account non-cash charges such as provisions for depreciation, amortization and possible investment losses, management believes that funds from operations is an appropriate supplemental measure of the company's operating performance.
-------------------------------------------------------------------------------
REVENUE

Total revenue was $62,594,000 in fiscal 1995, up 17% from $53,579,000 in 1994, which was up 20% from $44,695,000 in 1993. Rental revenue, representing 96% of total revenue in fiscal 1995, was $60,158,000, up from $51,374,000 in 1994 and $42,504,000 in 1993.

APARTMENTS -- Rental revenue from the 24 apartment communities at July 31, 1995 (both wholly owned and land leases) was $47,068,000 (77% of total rental and partnership income for the year), up from $36,876,000 in 1994 and $26,885,000 in 1993. Revenue from apartments in the portfolio for all of fiscal 1995 and 1994 increased $943,000 (3%) in 1995 from the prior year. In addition, the new acquisitions produced rents of $13,261,000. Apartments now comprise approximately 76% of the equity portfolio, based on BRE's estimated current fair value, up from 72% in 1994 and 66% in 1993. Overall occupancy levels at apartment properties were 95%, as of July 31, 1995.

SHOPPING CENTERS -- Rental and partnership income from shopping centers was $9,148,000 (representing 15% of total rental and partnership income for the year), up from $8,569,000 in 1994 and $8,749,000 in 1993.

The Hub Shopping Center in Fremont, California generated 75%, 76% and 74% of revenue from shopping centers for these years. Eight new stores have opened at The Hub during the past year, including Trader Joe's, which operates 62 specialty food markets in the western United States, Old Navy (part of the Gap), Taco Bell, Styles for Less and Country Harvest Buffet. Both leasing and occupancy at The Hub are now 95%, up from 89% at July 31, 1994.

At El Camino Shopping Center in Woodland Hills, California, soil stabilization has been completed following the January 17, 1994 Northridge earthquake. All the structurally damaged buildings have been repaired except for Von's grocery store, which is scheduled for its grand reopening, in a fully remodeled space, in the fall of 1995. BRE's repair costs have been fully covered by its $5,000,000 earthquake insurance policy, which also reimbursed BRE for approximately $287,000 in tenant rents lost or abated as a result of the earthquake. Approximately $224,000 of this $287,000 was attributable to the July 31, 1995 fiscal year and was recorded in income. Occupancy at El Camino is 95%, up from 89% at July 31, 1994. By October 1995, it is expected that all the earthquake repairs will be complete, two new restaurants, Islands (part of Charthouse) and Taco Bell, will be open, and the center will be 99% occupied.

Taken together, the net operating income at the two shopping centers improved by approximately 20% ($900,000) in fiscal 1995 from the prior year, which included expenses for roof replacements of $157,000 at The Hub and $100,000 at El Camino. In accordance with industry practices, commencing August 1, 1994, roof replacements at all properties (which had been previously expensed) are capitalized and depreciated over their expected useful lives. Roof repairs continue to be expensed.

OTHER -- Other commercial properties produced $4,823,000 of rental revenues (8% of total rental and partnership income for the year), down from $5,539,000 in 1994 and $7,398,000 in 1993.

In the industrial segment of the portfolio, two properties are currently vacant and are being marketed to prospective tenants: the 358,000 square foot warehouse in Pomona, California and the 50,000 square foot Irvine Spectrum building in Irvine, California. Sales negotiations are underway at both properties, although there can be no assurance that sales will be effected. As discussed below, the carrying value of the Pomona Warehouse was reduced by $1,750,000 during the third quarter ended
April 30, 1995. Revenues continue to be constrained by these two vacant commercial properties. There can be no assurance that additional vacancies will not occur.

During the year, the remaining 34% of vacant space at 525 Almanor was leased. Reflecting BRE's strategy to reduce this segment of the portfolio, two separate sales were completed in the 1995 fiscal year: Marymoor Warehouse in Redmond, Washington and 515 Ellis in Mountain View, California. The net reportable gain on sales of these properties was $2,370,000 ($.21 per share). Both sales were structured as tax-deferred exchanges, and the proceeds were reinvested in the Camino Seco Village and Hacienda del Rio apartments.

OCCUPANCY -- At July 31, 1995, overall occupancy levels by class of property were as follows:

                                        1995         1994        1993
------------------------------------------------------------------------
Property Type
Apartments . . . . . . . . . . . .      95%          95%          95%
Shopping centers,
  including partnerships . . . . .      96%          92%          95%
Other. . . . . . . . . . . . . . .      54%          54%          84%
                                        -----------------------------
Weighted average . . . . . . . . .      90%          88%          93%
                                        -----------------------------
                                        -----------------------------

The weighted average occupancy is calculated by multiplying the occupancy for each property by its square footage and dividing by the total square footage in the portfolio.

INTEREST INCOME -- Interest income on short-term investments was $616,000, down from $845,000 in 1994 and $808,000 in 1993. The 1995 income represents a higher yield of 5.2% in 1995, up from 3.5% in 1994 and 3.1% in 1993. However, average investment totals in 1995 were lower as cash was used to purchase apartments.

-------------------------------------------------------------------------------
Expenses

Total expenses were $39,409,000 in 1995, up from $31,822,000 in 1994 and
$28,082,000 in 1993.

REAL ESTATE EXPENSE -- The largest expense category, 50% of total expenses, is real estate expense, which includes the direct operating costs of properties. Real estate expense totaled $19,643,000, up from $16,970,000 in 1994 and $12,886,000 in 1993. Expenses rose 5% on apartments owned during both 1995 and 1994. The net operating income on these apartments increased 6%. In addition, the 13 new apartment communities acquired during fiscal 1994 and 1995 had expenses of $5,256,000, up from $1,588,000 in 1994.

On January 17, 1995, a combination of heavy rains, high winds and debris resulted in the collapse of an approximately 1,200 square foot section (out of a total 85,680 square feet) of the roof at 525 Almanor. The damage has been repaired, for a total cost of $266,000, of which $166,000 is expected to be recovered through property insurance. BRE has expensed $100,000 as the amount of the deductible under its property insurance coverage.

The two vacant commercial properties, Pomona Warehouse and Irvine Spectrum, had no expense for real estate taxes through December 31, 1994, because the former tenants had reimbursed the company for the real estate taxes. In addition, BRE received reimbursement for the calendar 1995 real estate taxes from the former tenant at Irvine Spectrum. Starting January 1, 1995, the annual cost for real estate taxes for Pomona Warehouse is approximately $55,000. In addition, BRE is incurring maintenance costs, such as security, landscaping and insurance, for both the Pomona and Irvine properties.

INTEREST EXPENSE -- Interest expense rose 57% in 1995 from 1994, reflecting the approximately $54,539,000 principal amount of new mortgage loans on Mira Mesa and Selby Ranch (totaling $26,600,000 borrowed in the third quarter of fiscal
1994) and the Schomac apartments ($27,939,00 assumed in fiscal 1995). Interest expense was down $2,004,000 (31%) in 1994 compared to the prior year due to the June 1993 conversion of the 9 1/2% debentures into common stock. This reduction was partially offset by interest expense on the mortgages secured by Mira Mesa and Selby Ranch.

DEPRECIATION -- The non-cash depreciation charge increased 15% in 1995, 22% in 1994 and 18% in 1993. These increases reflect the rises in the company's ownership of equity investments of 16% (1995), 15% (1994) and 28% (1993).

GENERAL AND ADMINISTRATIVE -- General and administrative expenses rose 37% in 1995 after remaining fairly constant for several years. This sharp increase includes several costs unlikely to reoccur in the foreseeable future. In addition, as described below, the higher costs occurred in different quarters and so should be considered in evaluating the quarterly results.

General and administrative expenses for the quarter ended October 31, 1994 included $402,000 of legal costs paid to reach an out-of-court settlement with Big V Supermarkets, Inc. and

Somers Development Corporation regarding alleged chemical contamination of the soil and ground water underlying the Baldwin Place Shopping Center (a former BRE investment) in Somers, New York. In addition to the legal costs which were expensed, BRE paid $208,000 as its share of the settlement. In the fourth quarter ended July 31, 1995, BRE successfully recovered the settlement amount as well as approximately $363,000 of its legal costs from the insurance companies which provided coverage to BRE at various times throughout BRE's 1974-1983 ownership of the land underlying Baldwin Place.

General and administrative expenses also include $169,000 paid to an executive search firm in connection with the recruitment of Frank C. McDowell to succeed Arthur G. von Thaden as Chief Executive Officer, and $198,000 paid for investment banking services in connection with the company's strategic planning process. John McMahan, acting as interim Chairman of the company, and L. Michael Foley, acting as head of the company's search committee, received fees for their services in such capacities of $10,000 and $5,000 per month, respectively, commencing in December 1994. These amounts, together with regular Directors' fees, are also included in general and administrative expenses.

Commencing August 1, 1995, BRE will allocate a portion of its salaries, employee benefits and other personnel costs to the real estate expense of the properties in the portfolio. While this reclassification does not change the company's net income or funds from operations, such an allocation will reduce reported general and administrative expenses and increase real estate expense by an equal amount. Management believes that this allocation is consistent with industry practices and will provide a better matching of the revenue generated by the properties and the expenses required to generate that revenue.


-------------------------------------------------------------------------------
GAIN ON SALES

During 1995, BRE recorded gross gains on sales of $1,389,000 from Marymoor Warehouse and $1,244,000 from 515 Ellis. The aggregate net gain on these two transactions was $2,370,000 ($.21 per share), after 10% of the gross gain was credited against the prepaid advisory fee to BankAmerica Corporation for termination of its advisory agreement with the company in September 1987. Originally $4,508,000, the prepaid advisory fee had been reduced to $1,278,000 at July 31, 1995. Both of these transactions were structured as tax-deferred exchanges, with the proceeds reinvested in the Hacienda del Rio and Camino Seco Village apartments, respectively. Including these transactions, the company has recorded in its financial statements through July 31, 1995 gains totaling $62,307,000 which have been deferred for tax purposes since the company's 1970 inception.


-------------------------------------------------------------------------------
PROVISION FOR POSSIBLE INVESTMENT LOSSES

Negotiations are underway for the sale of two vacant properties: Pomona Warehouse in Pomona, California and Irvine Spectrum in Irvine, California.

During the quarter ended April 30, 1995, BRE recorded a $2,000,000 provision for possible investment losses. Of this amount, $1,750,000 was credited against the investment in Pomona Warehouse, thereby reducing its carrying value at July 31, 1995 to $9,302,000, the estimated net sale proceeds. The remaining $250,000 of the provision was added to the allowance for possible investment losses, which totaled $1,250,000 at July 31, 1995.

The sales of both Pomona Warehouse and Irvine Spectrum are intended to be treated as tax-deferred exchanges.


-------------------------------------------------------------------------------
NET INCOME

The company's net income and net gain on sales of investments were as follows for the three fiscal years ended July 31:

                                  1995              1994              1993
--------------------------------------------------------------------------
Net income . . . . . . .   $ 23,555,000     $ 22,305,000      $ 26,482,000
      Per share. . . . .           2.15             2.04              3.02
Net gain on sales. . . .      2,370,000          548,000         9,869,000
      Per share. . . . .            .21              .05              1.13
Provision for possible
      investment losses.      2,000,000
      Per share. . . . .            .18


-------------------------------------------------------------------------------
DIVIDENDS

Dividends paid to shareholders totaled $26,885,000 in 1995, representing 87% of funds from operations. Dividends per share amounted to $2.46, up from $2.40 in 1994 and 1993. The current annualized dividend is $2.52 per share.

To the extent that distributions exceed current or accumulated earnings and profits, they will constitute a return of capital, rather than ordinary or capital gain income, and will be applied to reduce the tax basis of the shareholder's shares, or, if in excess of such basis, will be taxed in the same manner as gain from the sale of those shares. The table on page 31 shows the estimated taxability of the dividends per share.

GENERAL INFORMATION


---------------------------------------------------------------------------------------------------------------------------------
MARKET PRICE RANGE AND DIVIDENDS PAID PER SHARE
---------------------------------------------------------------------------------------------------------------------------------
  FISCAL 1995                                                                        FISCAL 1994
---------------------------------------------------------------------------------------------------------------------------------
  Fiscal Quarter Ended    Fourth     Third   Second   First       Fiscal Quarter Ended        Fourth    Third    Second   First
                         July 31   Apr. 30  Jan. 31  Oct. 31                                  July 31   Apr. 30  Jan. 31  Oct. 31
---------------------------------------------------------------------------------------------------------------------------------
  High . . . . . . . . . $ 32.38   $ 31.88  $ 31.25  $ 31.38      High . . . . . . . . . . .   $31.50    $34.25   $35.63   $35.50
  Low  . . . . . . . . .   29.88     30.13    30.25    30.00      Low. . . . . . . . . . . .    30.25     30.50    33.13    33.25
  Dividends  . . . . . .     .63       .63      .60      .60      Dividends. . . . . . . . .      .60       .60      .60      .60
---------------------------------------------------------------------------------------------------------------------------------

  As of July 31, 1995, there were 3,608 shareholders of record.